Exhibit 2.1

UNITED STATES BANKRUPTCY COURT
DISTRICT OF DELAWARE

x
In re:	:	Chapter 11
:
GULFMARK OFFSHORE, INC.,	:	Case No. 17–11125 (KG)
:
Debtor.[1]	:
x

CHAPTER 11 PLAN OF REORGANIZATION
OF GULFMARK OFFSHORE, INC.

THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THE DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BY THE BANKRUPTCY COURT, BUT SUCH APPROVAL HAS NOT BEEN GRANTED TO DATE.

WEIL, GOTSHAL & MANGES LLP
Gary T. Holtzer

Ronit J. Berkovich

767 Fifth Avenue
New York, New York 10153
Telephone: (212) 310-8000
Facsimile: (212) 310-8007

Attorneys for Debtor and
Debtor in Possession

Dated:        May 17, 2017
Wilmington, Delaware

Richards, Layton & Finger, P.A.

Mark D. Collins (No. 2981)

Zachary I. Shapiro (No. 5103)

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

Telephone: (302) 651-7700

Facsimile: (302) 651-7701

Attorneys for Debtor and
Debtor in Possession

1 The last four digits of the Debtor’s federal tax identification number are 6032. The Debtor’s principal mailing address is 842 West Sam Houston Parkway North, Suite 400, Houston, Texas 77024.

Page

ARTICLE I	DEFINITIONS AND INTERPRETATION	1
A.	Definitions	1
B.	Interpretation; Application of Definitions and Rules of Construction	10
C.	Reference to Monetary Figures	10
D.	Controlling Document	10
E.	Consent Rights of Consenting Noteholders and DNB	10
ARTICLE II	ADMINISTRATIVE EXPENSE AND PRIORITY CLAIMS	11
2.1.	Administrative Expense Claims.	11
2.2.	Fee Claims	11
2.3.	Intercompany DIP Loan Claims	11
2.4.	Payment of Certain Fees and Expenses	12
2.5.	Priority Tax Claims	12
ARTICLE III	CLASSIFICATION OF CLAIMS AND INTERESTS	12
3.1.	Classification in General	12
3.2.	Summary of Classification	12
3.3.	Special Provision Governing Secured and Unimpaired Claims	13
3.4.	Elimination of Vacant Classes	13
3.5.	Voting; Presumptions; Solicitation	13
3.6.	Cramdown	14
3.7.	No Waiver	14
ARTICLE IV	TREATMENT OF CLAIMS AND INTERESTS	14
4.1.	Priority Non-Tax Claims (Class 1)	14
4.2.	Secured Claims (Class 2)	14
4.3.	DNB Guaranty Claims (Class 3)	15
4.4.	RBS Guaranty Claims (Class 4)	15
4.5.	Unsecured Notes Claims (Class 5)	15
4.6.	General Unsecured Claims (Class 6)	16
4.7.	Intercompany Claims (Class 7)	16
4.8.	Interests (Class 8)	17
4.9.	Subordinated Securities Claims (Class 9)	17
ARTICLE V	MEANS FOR IMPLEMENTATION	17
5.1.	Intercompany Claims	17
5.2.	Compromise and Settlement of Claims, Interests, and Controversies	17
5.3.	Continued Corporate Existence	18

i

(continued)

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5.4.	Rights Offerings	18
5.5.	Backstop Commitment Premium.	19
5.6.	Exit Financing	19
5.7.	Plan Funding	19
5.8.	Cancellation of Existing Securities and Agreements	19
5.9.	Authorization and Issuance of New Common Stock and New Warrants	20
5.10.	Section 1145 Exemption and 4(a)(2) Exemption	20
5.11.	Officers and Boards of Directors	21
5.12.	Restructuring Transactions	21
5.13.	Cancellation of Liens	22
5.14.	Registration Rights Agreement	22
5.15.	Employee Matters	22
5.16.	Closing of Chapter 11 Case	23
5.17.	Notice of Effective Date	23
ARTICLE VI	DISTRIBUTIONS	23
6.1.	Distributions Generally	23
6.2.	Distribution Record Date	23
6.3.	Date of Distributions	23
6.4.	Disbursing Agent	23
6.5.	Rights and Powers of Disbursing Agent	24
6.6.	Expenses of Disbursing Agent	24
6.7.	No Postpetition Interest on Claims	24
6.8.	Delivery of Distributions	24
6.9.	Distributions after Effective Date	25
6.10.	Unclaimed Property	25
6.11.	Time Bar to Cash Payments	25
6.12.	Manner of Payment under Plan	26
6.13.	Satisfaction of Claims	26
6.14.	Fractional Stock	26
6.15.	Setoffs and Recoupments	26
6.16.	Allocation of Distributions between Principal and Interest	26
6.17.	No Distribution in Excess of Amount of Allowed Claim	26
6.18.	Withholding and Reporting Requirements	27

(continued)

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ARTICLE VII	PROCEDURES FOR DISPUTED CLAIMS	27
7.1.	Disputed Claims Process	27
7.2.	Estimation of Claims	28
7.3.	No Distributions Pending Allowance	28
7.4.	Distributions after Allowance	28
7.5.	Claim Resolution Procedures Cumulative	28
ARTICLE VIII	EXECUTORY CONTRACTS AND UNEXPIRED LEASES	28
8.1.	General Treatment	28
8.2.	Determination of Assumption Disputes and Deemed Consent	29
8.3.	Effect of Assumption of Contracts and Leases	29
8.4.	Rejection Damages Claims	30
8.5.	Survival of Debtor’s Indemnification Obligations	30
8.6.	Insurance Policies	30
8.7.	Compensation and Benefit Plans	30
8.8.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	31
8.9.	Reservation of Rights	31
ARTICLE IX	CONDITIONS PRECEDENT TO CONFIRMATION OF PLAN AND EFFECTIVE DATE	32
9.1.	Conditions Precedent to Confirmation of Plan	32
9.2.	Conditions Precedent to Effective Date	32
9.3.	Waiver of Conditions Precedent	33
9.4.	Effect of Failure of a Condition	33
ARTICLE X	EFFECT OF CONFIRMATION OF PLAN	34
10.1.	Vesting of Assets	34
10.2.	Binding Effect	34
10.3.	Discharge of Claims and Termination of Interests	34
10.4.	Term of Injunctions or Stays	34
10.5.	Injunction against Interference with Plan	34
10.6.	Plan Injunction	35
10.7.	Releases	35
10.8.	Exculpation	36
10.9.	Injunction Related to Releases and Exculpation	37
10.10.	Subordinated Claims	37
10.11.	Retention of Causes of Action/Reservation of Rights	37

(continued)

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10.12.	Ipso Facto and Similar Provisions Ineffective	37
10.13.	Solicitation of Plan	38
10.14.	Corporate Action	38
ARTICLE XI	RETENTION OF JURISDICTION	38
11.1.	Retention of Jurisdiction	38
11.2.	Courts of Competent Jurisdiction	40
ARTICLE XII	MISCELLANEOUS PROVISIONS	40
12.1.	Payment of Statutory Fees	40
12.2.	Substantial Consummation of the Plan	40
12.3.	Plan Supplement	41
12.4.	Request for Expedited Determination of Taxes	41
12.5.	Exemption from Certain Transfer Taxes	41
12.6.	Amendments	41
12.7.	Effectuating Documents and Further Transactions	41
12.8.	Revocation or Withdrawal of Plan	42
12.9.	Severability of Plan Provisions	42
12.10.	Governing Law	42
12.11.	Time	42
12.12.	Dates of Actions to Implement the Plan	42
12.13.	Immediate Binding Effect	43
12.14.	Deemed Acts	43
12.15.	Successors and Assigns	43
12.16.	Entire Agreement	43
12.17.	Exhibits to Plan	43
12.18.	Notices	43

GulfMark Offshore, Inc. (the “Debtor”) proposes the following chapter 11 plan of reorganization pursuant to section 1121(a) of the Bankruptcy Code. Unless otherwise indicated, capitalized terms used herein shall have the meanings set forth in Article I.A.

ARTICLE I        DEFINITIONS AND INTERPRETATION.

A.	Definitions.

The following terms shall have the respective meanings specified below:

1.1     1145 Rights Offering means the rights offering for New Common Stock and New Noteholder Warrants to be conducted in reliance upon the exemption from registration under the Securities Act provided in Section 1145 of the Bankruptcy Code, in accordance with the applicable Rights Offering Procedures and the Backstop Commitment Agreement.

1.2     4(a)(2) Rights Offering means the rights offering for New Common Stock and New Noteholder Warrants to be conducted in reliance upon the exemption from registration under the Securities Act provided in Section 4(a)(2) of the Securities Act, in accordance with the applicable Rights Offering Procedures and the Backstop Commitment Agreement.

1.3     Administrative Expense Claim means a Claim for costs and expenses of administration of the Estate of a kind specified in sections 327, 328, 330, 365, or 503(b) of the Bankruptcy Code and entitled to priority under sections 507(a)(2) or 507(b) of the Bankruptcy Code, including, without limitation, (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estate and operating the business of the Debtor (such as wages, salaries, or commissions for services and payments for goods and other services and leased premises), (b) Fee Claims, (c) Intercompany DIP Loan Claims, (d) all fees and charges assessed against the Estate pursuant to section 1911 through 1930 of chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1-1401, and (e) the Commitment Premium; provided, that, notwithstanding anything herein to the contrary, Fee Claims, Intercompany DIP Loan Claims, and the Commitment Premium shall be treated as provided, respectively, in Sections 2.2, 2.3, and 5.5 below and in the Backstop Agreement (as applicable).

1.4     Affiliates has the meaning set forth in section 101(2) of the Bankruptcy Code.

1.5     Allowed means, with respect to any Claim or Interest, (i) as to which the Debtors and the holder of the Claim agree to the amount of the Claim or a court of competent jurisdiction has determined the amount of the Claim by Final Order; (ii) any Claim or Interest that is compromised, settled, or otherwise resolved pursuant to the authority of the Debtors or Reorganized Debtors, as applicable, in a Final Order of the Bankruptcy Court; (iii) any Claim that is listed in the Schedules as liquidated, non-contingent and undisputed; or (iv) any Claim or Interest expressly allowed hereunder; provided, however, that notwithstanding the foregoing, (x) unless expressly waived by the Plan, the Allowed amount of Claims and Interests shall be subject to and shall not exceed the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 or 503 of the Bankruptcy Code, to the extent applicable, and (y) the Debtor or Reorganized Debtor, as applicable, shall retain all claims and defenses with respect to Allowed Claims that are reinstated or otherwise Unimpaired pursuant to the Plan.

1.6     Amended Organizational Documents means the form of amended or amended and restated certificate of incorporation and bylaws for the Reorganized Debtor which shall be included in the Plan Supplement.

1.7     Assumption Dispute means a pending objection relating to the assumption of an executory contract or unexpired lease pursuant to section 365 of the Bankruptcy Code.

1.8       Backstop Commitment has the meaning set forth in the Backstop Commitment Agreement.

1.9       Backstop Commitment Agreement means that certain Backstop Commitment Agreement, dated as of May 15, 2017, made by and between (i) the Debtor, on the one hand, and (ii) each of the Commitment Parties, on the other hand, and attached hereto as Exhibit B to the Restructuring Support Agreement.

1.10     Bankruptcy Code means title 11 of the United States Code, 11 U.S.C. § 101, et seq., as amended from time to time, as applicable to the Chapter 11 Case.

1.11     Bankruptcy Court means the United States Bankruptcy Court for the District of Delaware and, to the extent applicable, any other court having jurisdiction over the Chapter 11 Case.

1.12     Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code and any Local Bankruptcy Rules of the Bankruptcy Court, in each case, as amended from time to time and applicable to the Chapter 11 Case.

1.13     BCA Assumption Order means an order entered by the Bankruptcy Court authorizing the Debtor to assume the Backstop Commitment Agreement and approving the Rights Offering Procedures.

1.14     Benefit Plans means (i) each “employee benefit plan,” as defined in section 3(3) of ERISA, (ii) the Deferred Compensation Plan, (iii) the Director Share Incentive Plan, (iv) the Equity Incentive Plan, (v) the GulfMark Offshore, Inc. 2010 Omnibus Equity Incentive Plan, and (vi) each other pension, retirement, supplemental retirement, bonus, incentive, equity or equity-based, health, life, disability, group insurance, vacation, holiday, and fringe benefit plan, program, contract, or arrangement, in each case whether written or unwritten, maintained, contributed to, or required to be contributed to, by the Debtor for the benefit of any of their current or former employees or independent contractors and existing as of the Petition Date.

1.15     Business Day means any day other than a Saturday, a Sunday, or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

1.16     Cash means legal tender of the United States of America.

1.17     Causes of Action means any action, claim, cross-claim, third-party claim, cause of action, controversy, demand, right, lien, indemnity, contribution, guaranty, suit, obligation, liability, loss, debt, damage, judgment, account, defense, remedies, offset, power, privilege, license and franchise of any kind or character whatsoever, known, unknown, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively (including, without limitation, under alter ego theories), whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including, without limitation, under any state or federal securities laws). Causes of Action include: (a) any right of setoff, counterclaim or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity, (b) the right to object to Claims or Interests, (c) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code, (d) any claim or defense including fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code, and (e) any claims under any state, federal or foreign law, including, without limitation, any fraudulent transfer or similar claims.

1.18     Chapter 11 Case means the case under chapter 11 of the Bankruptcy Code commenced by the Debtor on the Petition Date in the Bankruptcy Court, and styled In re GulfMark Offshore, Inc., Ch. 11 Case No 17-[__] ([__]).

1.19     Claim has the meaning set forth in section 101(5) of the Bankruptcy Code as against the Debtor.

1.20     Class means any group of Claims or Interests classified in Article III of the Plan pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

1.21     Commitment Party has the meaning set forth in the Backstop Commitment Agreement.

1.22     Commitment Premium has the meaning set forth in the Backstop Commitment Agreement.

1.23     Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.

1.24     Confirmation Hearing means the hearing to be held by the Bankruptcy Court to consider confirmation of the Plan, as such hearing may be adjourned, reconvened, or continued from time to time.

1.25     Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

1.26     Consenting Noteholders means the holders of Unsecured Notes that are party to the Restructuring Support Agreement (together with their respective successors and permitted assigns) and other holders of Unsecured Notes that become party to the Restructuring Support Agreement in accordance with the terms thereof.

1.27     Cure means the payment of Cash or the distribution of other property (as the parties may agree or the Bankruptcy Court may order) as necessary to (a) cure a monetary default by the Debtor under an executory contract or unexpired lease and (b) permit the Debtor to assume such executory contract or unexpired lease pursuant to section 365 of the Bankruptcy Code.

1.28     Debtor has the meaning set forth in the introductory paragraph of the Plan.

1.29     Debtor Common Shares means all Class A common shares of the Debtor, par value $0.01 per share, issued and outstanding as of the Effective Date.

1.30     Deferred Compensation Plan means that certain GulfMark Offshore, Inc. Deferred Compensation Plan dated effective as of July 1, 2011.

1.31     Definitive Documents has the meaning set forth in the Restructuring Support Agreement.

1.32     Director Share Incentive Plan means that certain GulfMark Offshore, Inc. Amended and Restated 2011 Non-Employee Director Share Incentive Plan dated as of March 7, 2016.

1.33     Disbursing Agent means any Entity (including the Reorganized Debtor if it acts in such capacity) in its capacity as a disbursing agent under Article VI of the Plan.

1.34     Disclosure Statement means the disclosure statement for the Plan, as supplemented from time to time, which is prepared and distributed in accordance with sections 1125, 1126(b), and/or 1145 of the Bankruptcy Code, Bankruptcy Rules 3016 and 3018, and/or other applicable law.

1.35     Disputed means, with respect to a Claim, any Claim, (a) which is disputed under section 7.1 of this Plan or as to which a party in interest has interposed and not withdrawn an objection or request for estimation that has not been determined by a Final Order; (b) proof of which was required to be filed but as to which a proof of claim was not timely or properly filed; (c) that is listed in the Schedules as unliquidated, contingent or disputed, and as to which no request for payment or proof of claim has been filed; or (d) that is otherwise disputed by the Debtor or Reorganized Debtor in accordance with applicable law or contract, which dispute has not been withdrawn, resolved or overruled by a Final Order. To the extent the Debtor disputes only the amount of a Claim, such Claim shall be deemed Allowed in the amount the Debtor does not dispute, if any, and Disputed as to the balance of such Claim.

1.36     Distribution Record Date means the date that is two (2) Business Days after the Confirmation Date.

1.37     DNB Credit Agreement means that certain Second Amended and Restated Multi-Currency Credit Facility Agreement relating to a senior secured revolving credit facility agreement originally dated as of December 27, 2012, as amended and restated as of October 23, 2014 and as further amended and restated as of May [●], 2017 (as further amended, restated, modified, supplemented, or replaced from time to time), by and among GulfMark Rederi AS, as borrower, the financial institutions party thereto, as lenders, and DNB.

1.38    DNB means DNB Bank ASA, as facility agent under the DNB Credit Agreement and issuing bank under the Intercompany DIP Loan Facility Agreement.

1.39     DNB Guaranty Claims all Claims in connection with the Debtor’s guaranty of the borrower’s obligations under the DNB Credit Agreement.

1.40     DTC means The Depository Trust Company, a limited-purpose trust company organized under the New York State Banking Law.

1.41     Effective Date means the date which is the first Business Day selected by the Debtor after consulting with the Requisite Noteholders which (a) all conditions to the effectiveness of the Plan set forth in Article IX of the Plan have been satisfied or waived in accordance with the terms of the Plan, and (b) no stay of the Confirmation Order is in effect.

1.42     Employment Arrangements means, as to a current or former employee, officer, director, or contractor, all employee terms of employment, compensation and Benefit Plans existing as of the Petition Date, including, without limitation, any employment, services, separation, retention, incentive, bonus, or related agreements or arrangements.

1.43     Entity means an individual, corporation, partnership, limited partnership, limited liability company, association, joint stock company, joint venture, estate, trust, unincorporated organization, Governmental Unit or any political subdivision thereof, or any other person (as defined in section 101(41) of the Bankruptcy Code).

1.44     Equity Incentive Plan means that certain GulfMark Offshore, Inc. Amended and Restated 2014 Omnibus Equity Incentive Plan dated March 7, 2016.

1.45     ERISA means the Employee Retirement Income Security Act of 1974, as amended.

1.46     Estate means the estate of the Debtor created under section 541 of the Bankruptcy Code.

1.47     Exchange Act means the Securities Exchange Act of 1934, as amended.

1.48     Exculpated Parties means, collectively, and, in each case, in their capacities as such during the Chapter 11 Case, the Debtor, DNB, and the Consenting Noteholders, and such Entities’ predecessors, successors and assigns, subsidiaries, affiliates, managed accounts subsidiaries, affiliates, current and former officers and directors, principals, shareholders, members, partners, managers, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and all other retained professionals.

1.49     Executive Employment Agreement means any of the agreements referenced in the section titled “Executive Employment Agreements” in the Restructuring Term Sheet attached as Exhibit A to the Restructuring Support Agreement.

1.50     Exit Financing Facility Agent means [__].

1.51     Exit Financing Facility Agreement means that certain [credit agreement] among the Debtor, the Exit Financing Facility Agent, and the lenders party thereto, entered into as of the Effective Date and in an amount not less than $100 million.

1.52     Fee Claim means a Claim of a Professional Person for professional services rendered or costs incurred on or after the Petition Date through the Effective Date.

1.53     Fee Escrow Account means an interest-bearing account in an amount equal to the total estimated amount of Fee Claims incurred but unpaid as of the Effective Date, funded by the Debtor or Reorganized Debtor, as applicable, on the Effective Date.

1.54     Final Order means an order, ruling, or judgment of the Bankruptcy Court that: (a) is in full force and effect; (b) is not stayed; and (c) is no longer subject to review, reversal, vacatur, modification, or amendment, whether by appeal or by writ of certiorari; provided, that the possibility that a motion under Rules 50 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule may be filed relating to such order, ruling, or judgment shall not cause such order, ruling, or judgment not to be a Final Order.

1.55     General Unsecured Claim means any Claim as of the Petition Date (other than the Unsecured Notes Claims, the RBS Guaranty Claims, the DNB Guaranty Claims, the Subordinated Claims, and the Intercompany Claims) that is neither secured nor entitled to priority under the Bankruptcy Code or any Final Order of the Bankruptcy Court.

1.56     Governmental Unit has the meaning set forth in section 101(27) of the Bankruptcy Code.

1.57     Impaired means, with respect to a Claim, Interest, or Class of Claims or Interests, “impaired” within the meaning of section 1124 of the Bankruptcy Code.

1.58     Indenture means that certain indenture, dated as of March 12, 2012 (as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof), between the Debtor, as issuer, and U.S. Bank National Association, as trustee, related to the Unsecured Notes, including all agreements, documents, notes, instruments and any other agreements delivered pursuant thereto or in connection therewith (in each case, as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof).

1.59     Intercompany Claim means any Claim against the Debtor held by a wholly-owned (directly or indirectly) subsidiary of the Debtor, other than the Intercompany DIP Loan Claims.

1.60     Intercompany DIP Loan means all principal and accrued but unpaid interest, fees, costs, or other amounts due on the Effective Date under (i) the Intercompany DIP Loan Facility Agreement and the Loan Documents (as defined in the Intercompany DIP Loan Facility Agreement) and (ii) the DNB Credit Agreement and the Finance Documents (as defined in the DNB Credit Agreement).

1.61     Intercompany DIP Loan Claim means any Claim in respect of the Intercompany DIP Loan.

1.62     Intercompany DIP Loan Facility Agreement means that certain $35,000,000 Senior Secured Super-Priority Debtor in Possession Credit Agreement dated as of May [●], 2017 among the Debtor, as borrower, GulfMark Rederi AS, as lender, and DNB, as issuing bank.

1.63     Interest means any equity security (as defined in section 101(16) of the Bankruptcy Code) in the Debtor, including all shares, common stock, preferred stock, or other instrument evidencing any fixed or contingent ownership interest in the Debtor, including any option, warrant, or other right, contractual or otherwise, to acquire any such interest in the Debtor, whether or not transferable and whether fully vested or vesting in the future, that existed immediately before the Effective Date.

1.64     IRS means the Internal Revenue Service.

1.65     Jones Act means, collectively, the U.S. citizenship and cabotage laws principally contained in 46 U.S.C. § 50501(a), (b) and (d) and 46 U.S.C. Chapters 121 and 551 and any successor statutes thereto, together with the rules and regulations promulgated thereunder by the U.S. Coast Guard and the U.S. Maritime Administration and their practices enforcing, administering, and interpreting such laws, statutes, rules, and regulations, in each case as amended or supplemented from time to time, relating to the ownership and operation of U.S.-flag vessels in the U.S. coastwise trade.

1.66     Jones Act Restriction has the meaning set forth in Section 5.9(a) of this Plan.

1.67     Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

1.68     Management Incentive Plan means a post-emergence management incentive plan under which 7.5% of the Reorganized GulfMark Equity outstanding as of the Effective Date (on a fully diluted basis, including by taking into account New Common Stock issuable (i) upon exercise of the New Existing Equity Warrants and (ii) pursuant to the Management Incentive Plan) shall be reserved for issuance as awards thereunder by the New Board.

1.69     New Board means the initial board of directors of the Reorganized Debtor to be selected in accordance with Section 5.11 of the Plan and the Restructuring Support Agreement.

1.70     New Common Stock means the shares of common stock, par value $.01 per share, of Reorganized Debtor issued pursuant to the Plan, inclusive of shares of New Common Stock to be issued upon the exercise of the New Warrants.

1.71     New Noteholder Warrant Agreement means the warrant agreement by and between Reorganized Debtor and the warrant agent named therein that shall govern the terms of the New Noteholder Warrants (including any New Noteholder Warrants that may be issued after the Effective Date), the form of which will be filed as part of the Plan Supplement.

1.72     New Noteholder Warrants means the warrants to be issued to holders of Allowed Unsecured Notes Claims pursuant to the Rights Offering and Backstop Commitment Agreement and as provided in Section 4.5.(c) of the Plan, and, in accordance with the New Noteholder Warrant Agreement entitling the holders thereof to purchase New Common Stock with an exercise price per warrant equal to [$.001] per share.

1.73     New Existing Equity Warrant Agreement means the warrant agreement by and between Reorganized Debtor and the warrant agent named therein that shall govern the terms of the New Existing Equity Warrants, the form of which will be filed as part of the Plan Supplement.

1.74     New Existing Equity Warrants means the warrants for 7.5% of the Reorganized GulfMark Equity outstanding on the Effective Date which shall be issued to holders of Allowed Debtor Common Shares as provided in Section 4.8.(b) of the Plan, and issued pursuant to and governed by the terms of the New Existing Equity Warrant Agreement.

1.75     New Warrants means the New Noteholder Warrants and the New Existing Equity Warrants.

1.76     Non-U.S. Citizen means an Entity other than a U.S. Citizen.

1.77     Petition Date means the date on which the Debtor commenced its Chapter 11 Case.

1.78     Plan means this chapter 11 plan, including all appendices, exhibits, schedules, and supplements hereto (including, without limitation, any appendices, schedules, and supplements to the Plan contained in the Plan Supplement), as the same may be amended, supplemented, or modified from time to time in accordance with the provisions of the Bankruptcy Code, the terms hereof, the terms of the Restructuring Support Agreement, and the terms of the Intercompany DIP Loan Facility Agreement.

1.79     Plan Document means any of the documents, other than this Plan, to be executed, delivered, assumed, or performed in connection with the occurrence of the Effective Date, including, without limitation, the documents to be included in the Plan Supplement, and the Definitive Documents, subject to (a) the consent rights set forth in the Restructuring Support Agreement and as may be modified consistent with the Restructuring Support Agreement and (b) the consent rights set forth in the Intercompany DIP Loan Facility Agreement.

1.80     Plan Supplement means a supplemental appendix to the Plan containing, among other things, substantially final forms of documents, schedules, and exhibits to the Plan to be filed with the Bankruptcy Court, including, but not limited to, the following: (a) the Amended Organizational Documents, (b) the identity of the members of the New Board, (c) the New Existing Equity Warrant Agreement, (d) the New Noteholder Warrant Agreement, and (e) the Registration Rights Agreement; provided, that, through the Effective Date, the Debtor shall have the right to amend and supplement any documents constituting the Plan Supplement in accordance with the terms of the Plan, the Restructuring Support Agreement, and the Intercompany DIP Loan Facility Agreement. The Plan Supplement shall be filed with the Bankruptcy Court not later than seven (7) calendar days prior to the Voting Deadline.

1.81     Priority Non-Tax Claim means any Claim, other than an Intercompany DIP Loan Claim, an Administrative Expense Claim, or a Priority Tax Claim, entitled to priority in payment as specified in section 507(a) of the Bankruptcy Code.

1.82     Priority Tax Claim means any Claim of a Governmental Unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.83     Professional Person means any person retained by order of the Bankruptcy Court in connection with the Chapter 11 Case pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code, excluding any ordinary course professional retained pursuant to an order of the Bankruptcy Court.

1.84     Pro Rata means the proportion that Allowed Claims or Interests in a particular Class bear to the aggregate amount of Allowed Claims and Disputed Claims or Allowed Interests and Disputed Interests in a particular Class and other Classes entitled to share in the same recovery as such Class under the Plan.

1.85     RBS Credit Agreement means that certain $300,000,000 multicurrency credit facility agreement (as amended, restated, modified, supplemented, or replaced from time to time), dated as of September 26, 2014, by and among GulfMark Americas, Inc., as borrower, the Debtor, as guarantor, the financial institutions party thereto, as lenders, the arrangers party thereto, and the RBS Facility Agent.

1.86     RBS Facility Agent means The Royal Bank of Scotland plc, as agent under the RBS Credit Agreement.

1.87     RBS Guaranty Claim means any Claim based on the Debtor’s guaranty of the borrower’s obligations under the RBS Credit Agreement.

1.88     Registration Rights Agreement means that certain Registration Rights Agreement to be entered into by the Debtor and the Registration Rights Parties on the Effective Date.

1.89     Registration Rights Parties means each Consenting Noteholder and any affiliates or related funds thereof that receive New Common Stock or New Noteholder Warrants under the Plan.

1.90     Released Parties means collectively: (a) the Debtor, (b) the Reorganized Debtor, (c) the Consenting Noteholders (to the extent they voted in favor of the Plan), (d) the Debtor’s non-Debtor affiliates, (e) DNB, and (f) with respect to each of the foregoing Entities, such Entities’ predecessors, successors and assigns, subsidiaries, affiliates, managed accounts or funds, current and former officers, directors, managers, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other professionals, and such Entities’ respective heirs, executors, Estate, servants, and nominees, in each case in their capacity as such.

1.91     Reorganized Debtor means the Debtor as reorganized on the Effective Date in accordance with the Plan.

1.92     Reorganized GulfMark Equity means the shares of New Common Stock (a) outstanding as of the Effective Date under (i) clause (v) of Section 4.5(c)(iii) (Allowed Unsecured Notes Claims), (ii) clause (i) of Section 4.8(b) (Allowed Debtor Common Shares), (iii) Section 5.4 (Rights Offering), (iv) Section 5.5 (Backstop Commitment), and (b) issuable upon exercise of the New Noteholder Warrants to be issued under (i) clause (w) of Section 4.5(c)(iii), (ii) Section 5.4, and (iii) Section 5.5, subject to dilution by the New Common Stock issuable pursuant to the Management Incentive Plan and upon exercise of the New Existing Equity Warrants.

1.93     Reorganized Debtor means the Debtor as reorganized on the Effective Date in accordance with the Plan.

1.94     Requisite Noteholders means, as of the date of determination under the Restructuring Support Agreement, the Consenting Noteholders holding at least a majority of the outstanding principal amount of the Unsecured Notes held by all Consenting Noteholders.

1.95     Restructuring Support Agreement means that certain Restructuring Support Agreement, (together with the exhibits and schedules attached thereto, as each may be amended, restated, supplemented, or otherwise modified from time to time, in accordance with the terms thereof), dated as of May 15, 2017, by and among the Debtor and the Consenting Noteholders, as may be amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, a copy of which is attached hereto as Exhibit 1 (as redacted to not reflect the holdings of the Consenting Noteholders).

1.96     Restructuring Transactions has the meaning ascribed to such term in Section 5.12 of the Plan.

1.97     Rights Offering means, collectively, the offering of Subscription Rights (i) pursuant to the 1145 Rights Offering to all holders of Unsecured Notes Claims and (ii) pursuant to the 4(a)(2) Rights Offering to such holders who are accredited investors as defined in Rule 501(a) under the Securities Act (collectively, for clauses (i) and (ii), the “Eligible Holders”) that is backstopped by the Commitment Parties on the terms reflected in the Restructuring Support Agreement and the Backstop Commitment Agreement.

1.98       Rights Offering Procedures means the procedures for conducting the Rights Offering, as approved by the Bankruptcy Court in the BCA Assumption Order, in form and substance substantially as set forth in Exhibit A-1 and Exhibit A-2 to the Backstop Commitment Agreement.

1.99       Rights Offering Securities means the New Noteholder Warrants and New Common Stock offered in the Rights Offering.

1.100     RSA Assumption Order means an order entered by the Bankruptcy Court authorizing the Debtor to assume the Restructuring Support Agreement.

1.101     Schedule of Rejected Contracts means the schedule of executory contracts and unexpired leases to be rejected by the Debtor pursuant to this Plan, as the same may be amended, modified, or supplemented from time to time.

1.102     Schedules means, the schedules of assets and liabilities, statements of financial affairs, lists of holders of Claims and Interests and all amendments or supplements thereto filed by the Debtor with the Bankruptcy Court to the extent such filing is not waived pursuant to an order of the Bankruptcy Court.

1.103     Secured Claim means a Claim, other than an Administrative Expense Claim, or a Priority Tax Claim (a) secured by a Lien on property of the Debtor’s Estate to the extent of the value of the applicable collateral as (i) set forth in the Plan, (ii) agreed to by the holder of such Claim and the Debtor, or (iii) determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code, or (b) secured by a right of setoff in accordance with section 553 of the Bankruptcy Code.

1.104     Securities Act means the Securities Act of 1933, as amended.

1.105     Subordinated Securities Claim means a Claim subject to subordination under section 510(b) of the Bankruptcy Code, including, without limitation, any Claim for or that arises from the rescission of a purchase, sale, issuance, or offer of a security (as defined in section 101(49) of the Bankruptcy Code) of the Debtor, or for damages arising from the purchase or sale of such a security, or for reimbursement, indemnification, or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim.

1.106     Subscription Rights means the rights to acquire New Common Stock or New Noteholder Warrants pursuant to the Rights Offering.

1.107     Unimpaired means, with respect to a Claim, Interest, or Class of Claims or Interests, not “impaired” within the meaning of section 1124 of the Bankruptcy Code.

1.108     Unsecured Notes means the 6.375% Notes due 2022, issued pursuant to the Indenture, in the original aggregate principal amount of $500,000,000.

1.109     Unsecured Notes Claims means all Claims against the Debtor, as issuer, arising under or in connection with the Unsecured Notes and the Indenture.

1.110     Unsubscribed Securities has the meaning set forth in the Backstop Commitment Agreement.

1.111     U.S. Citizen means an Entity that is a citizen of the United States within the meaning of the Jones Act, eligible and qualified to own and operate U.S.-flag vessels in the U.S. coastwise trade.

1.112        U.S. Citizen Affidavit means an Affidavit of United States Citizenship by a holder of a General Unsecured Claim certifying that such holder is a U.S. Citizen.

1.113        U.S. Intercompanies means (i) all Intercompany Claims by a U.S. Subsidiary, (ii) all claims by the Debtor against a U.S. Subsidiary, and (iii) all claims between or among the U.S. Subsidiaries.

1.114        U.S. Subsidiary means a wholly-owned (directly or indirectly) subsidiary of the Debtor organized under the laws of any state of the United States.

1.115        U.S. Trustee means the Office of the United States Trustee for the District of Delaware.

1.116        Voting Deadline means the date set by the Bankruptcy Court by which all Entities entitled to vote on the Plan must vote to accept or reject the Plan.

B.	Interpretation; Application of Definitions and Rules of Construction.

Unless otherwise specified, all section or exhibit references in the Plan are to the respective section in, or exhibit to, the Plan, as the same may be amended, waived, or modified from time to time. The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained therein. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof. For purposes herein: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) unless otherwise specified, all references herein to “Sections” are references to Sections hereof or hereto; (4) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (5) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

C.	Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to the legal tender of the United States of America, unless otherwise expressly provided.

D.	Controlling Document.

In the event of an inconsistency between the Plan, the Plan Documents, and the forms of documents annexed to the Restructuring Support Agreement, the terms of the relevant document in the Plan Supplement or annexed to the Restructuring Support Agreement, as applicable, shall control (unless stated otherwise in such Plan Document or the Restructuring Support Agreement). The provisions of the Plan and of the Confirmation Order shall be construed in a manner consistent with each other so as to effect the purposes of each; provided, that, if there is determined to be any inconsistency between any Plan provision and any provision of the Confirmation Order that cannot be so reconciled, then, solely to the extent of such inconsistency, the provisions of the Confirmation Order shall govern.

E.	Consent Rights of Consenting Noteholders and DNB.

Notwithstanding anything herein to the contrary, any and all consent rights of (a) the Consenting Noteholders as set forth in the Restructuring Support Agreement, and (b) DNB as set forth in the Intercompany DIP Loan Facility Agreement, with respect to the form and substance of this Plan, the Plan Supplement, and the other Plan Documents, including any amendments, restatements, supplements, or other modifications to such documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by this reference (including to the applicable definitions in Article I hereof) and fully enforceable as if stated in full herein.

Article II          ADMINISTRATIVE EXPENSE AND PRIORITY CLAIMS.

2.1.     Administrative Expense Claims.

Except to the extent that a holder of an Allowed Administrative Expense Claim agrees to less favorable treatment, each holder of an Allowed Administrative Expense Claim (other than a Fee Claim) shall receive, in full and final satisfaction of such Claim, Cash in an amount equal to such Allowed Administrative Expense Claim on, or as soon as is reasonably practicable after the later of (a) the Effective Date and (b) the first Business Day after the date that is thirty (30) calendar days after the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim; provided, however, Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business shall be paid by the Debtor or the Reorganized Debtor, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any course of dealing or agreements governing, instruments evidencing, or other documents relating to such transactions.

2.2.     Fee Claims.

All Professional Persons seeking awards by the Bankruptcy Court of their respective Fee Claims shall (a) file, on or before the date that is forty-five (45) calendar days after the Effective Date, their respective applications for final allowances of their Fee Claims and (b) be paid in full, in Cash, in such amounts as are Allowed by the Bankruptcy Court.  On the Effective Date, the Debtor shall establish the Fee Escrow Account and fund it with Cash equal to the Professional Persons’ good faith estimates of their aggregate Fee Claims.  Funds held in the Fee Escrow Account shall not be considered property of the Estate or of the Reorganized Debtor and shall be held in trust for Professional Persons and for no other Entity until all Allowed Fee Claims have been paid in full. No Liens, Claims, or Interests shall encumber the Fee Escrow Account in any way. Once all Allowed Fee Claims have been irrevocably paid in full, any funds remaining in the Fee Escrow Account shall revert to the Reorganized Debtor.  Fees Claims shall be paid in Cash to the applicable Professional Person from the funds held in the Fee Escrow Account when such Claims are Allowed by an order of the Bankruptcy Court or authorized to be paid under the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals; provided, however, that the Reorganized Debtor’s obligations with respect to Fee Claims shall not be limited by nor deemed limited to the balance of funds held in the Fee Escrow Account.  To the extent that funds held in the Fee Escrow Account are insufficient to satisfy the amount of all Allowed Fee Claims of a Professional Person, such Professional Person shall have an Allowed Administrative Expense Claim for any such deficiency, which shall be satisfied in accordance with Section 2.1 of this Plan.

Any objections to Fee Claims shall be served and filed (a) no later than twenty-one (21) calendar days after the filing of the final applications for compensation or reimbursement or (b) such later date as ordered by the Bankruptcy Court upon a motion of the Reorganized Debtor.

2.3.     Intercompany DIP Loan Claims.

The holder of the Allowed Intercompany DIP Loan Claim shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Claim, Cash in the amount equal to the Intercompany DIP Loan Claim on the Effective Date.

2.4.     Payment of Certain Fees and Expenses.

On the later of (i) the Effective Date and (ii) the date on which such fees, expenses or disbursements would be required to be paid under the terms of the interim or final order approving the Intercompany DIP Loan, the order approving the Backstop Commitment Agreement, or the order approving the Restructuring Support Agreement, the Debtor or Reorganized Debtor (as applicable) shall pay all accrued (as of the Effective Date) and unpaid fees, expenses and disbursements required to be paid under or pursuant to the applicable order, subject in all respects to the terms of such applicable order.

2.5.     Priority Tax Claims.

Except to the extent that a holder of an Allowed Priority Tax Claim agrees to less favorable treatment, each holder of an Allowed Priority Tax Claim shall receive, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, its Allowed Priority Tax Claim, at the option of the Debtor or the Reorganized Debtor, as applicable, (a) Cash in an amount equal to such Allowed Priority Tax Claim on, or as soon as is reasonably practicable after the later of (i) the Effective Date, (ii) the first Business Day after the date that is thirty (30) calendar days after the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, and (iii) the date such Allowed Priority Tax Claim is due and payable in the ordinary course as such obligation becomes due, or (b) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at the applicable rate under section 511 of the Bankruptcy Code, over a period not exceeding five (5) years from and after the Petition Date; provided, that the Debtor reserve the right to prepay all or a portion of any such amounts at any time at their discretion. To the extent that any Priority Tax Claim is secured by a Lien on any property of the Debtor, such Lien shall continue in full force and effect until such time as the Priority Tax Claim is paid in full. All Allowed Priority Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business or under applicable non-bankruptcy law as such obligations become due.

ARTICLE III          CLASSIFICATION OF CLAIMS AND INTERESTS.

3.1.     Classification in General.

A Claim or Interest is placed in a particular Class for all purposes, including voting, confirmation, and distribution under the Plan and under sections 1122 and 1123(a)(1) of the Bankruptcy Code; provided, that a Claim or Interest is placed in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and such Allowed Claim or Allowed Interest has not been satisfied, released, or otherwise settled prior to the Effective Date.

3.2.     Summary of Classification.

The following table designates the Classes of Claims and Interests and specifies which of those Classes are (a) Impaired or Unimpaired by the Plan, (b) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code, and (c) deemed to accept or reject the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Expense Claims, Priority Tax Claims, and Intercompany DIP Loan Claims have not been classified. All of the potential Classes are set forth herein. Certain Classes may not have Claims or Interests, and such Classes shall be treated as set forth in Section 3.4 of the Plan.

Class	Type of Claim or Interest	Impairment	Entitled to Vote
1	Priority Non-Tax Claims	Unimpaired	No (Presumed to accept)
2	Secured Claims	Unimpaired	No (Presumed to accept)
3	DNB Guaranty Claims	Unimpaired	No (Presumed to accept)
4	RBS Guaranty Claims	TBD	TBD
5	Unsecured Notes Claims	Impaired	Yes
6	General Unsecured Claims	Unimpaired	No (Presumed to accept)
7	Intercompany Claims	Unimpaired	No (Presumed to accept)
8	Interests	Impaired	No (Deemed to reject)
9	Subordinated Securities Claims	Impaired	No (Deemed to reject)

3.3.     Special Provision Governing Secured and Unimpaired Claims.

Although all Secured Claims have been placed in one Class for purposes of nomenclature within this Plan, each Secured Claim, to the extent secured by a Lien on collateral different from the collateral securing a different Secured Claim, shall be treated as being in a separate sub-Class for the purposes of voting to accept or reject this Plan and receiving Plan Distributions. Except as otherwise provided in the Plan, nothing in the Plan shall affect the rights of the Debtor or the Reorganized Debtor, as applicable, in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to, or setoffs or recoupments against, any such Unimpaired Claims.

3.4.     Elimination of Vacant Classes.

Any Class of Claims or Interests that, as of the commencement of the Confirmation Hearing, does not have at least one (1) holder of a Claim or Interest that is Allowed in an amount greater than zero for voting purposes shall be considered vacant, deemed eliminated from the Plan for purposes of voting to accept or reject the Plan, and disregarded for purposes of determining whether the Plan satisfies section 1129(a)(8) of the Bankruptcy Code with respect to that Class.

3.5.     Voting; Presumptions; Solicitation.

(a) Acceptance by Certain Impaired Classes. Only holders of Allowed Claims in Class[es] [___] are entitled to vote to accept or reject this Plan. An Impaired Class of Claims shall have accepted this Plan if (i) the holders of at least two-thirds (2/3) in amount of the Allowed Claims actually voting in such Class have voted to accept this Plan and (ii) the holders of more than one-half (1/2) in number of the Allowed Claims actually voting in such Class have voted to accept this Plan. Holders of Claims in Class[es] [___] will receive ballots containing detailed voting instructions.

(b) Deemed Acceptance by Certain Unimpaired Classes. Claims in Classes [___] are Unimpaired. Accordingly, the holders of Claims in such Classes are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject this Plan.

(c) Deemed Rejection by Certain Impaired Classes. Claims and Interests in Classes [___] are Impaired, the holders of Claims and Interests in such Class[es] are deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code, and are not entitled to vote to accept or reject this Plan.

3.6.     Cramdown.

Classes [___] are deemed to reject this Plan and, accordingly, the Debtor intends to seek confirmation of this Plan under section 1129(b) of the Bankruptcy Code with respect to such Classes. If any Classes entitled to vote on this Plan do not vote to accept this Plan, the Debtor may (i) seek confirmation of this Plan under section 1129(b) of the Bankruptcy Code with respect to such Classes, or (ii) amend or modify this Plan in accordance with the terms hereof, the Restructuring Support Agreement, the Intercompany DIP Loan Facility Agreement, and the Bankruptcy Code. If a controversy arises as to whether any Class of Claims or Interests is Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

3.7.     No Waiver.

Nothing contained in this Plan shall be construed to waive the Debtor’s or other Entity’s right to object on any basis to any Claim.

Article IV     TREATMENT OF CLAIMS AND INTERESTS.

4.1.     Priority Non-Tax Claims (Class 1).

(a)     Classification: Class 1 consists of Priority Non-Tax Claims.

(b)     Treatment: The legal, equitable, and contractual rights of the holders of Allowed Priority Non-Tax Claims are unaltered by this Plan. Except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to a less favorable treatment in full and final satisfaction of such Allowed Priority Non-Tax Claim, at the option of the Reorganized Debtor, (i) each such holder shall receive payment in Cash in an amount equal to such Allowed Claim, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Priority Non-Tax Claim becomes an Allowed Priority Non-Tax Claim, or, in each case, as soon as reasonably practicable thereafter, or (ii) such holder shall receive such other treatment so as to render its Allowed Priority Non-Tax Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code.

(c)     Voting: Class 1 is Unimpaired, and the holders of Priority Non-Tax Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Priority Non-Tax Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to Priority Non-Tax Claims.

4.2.     Secured Claims (Class 2).

(a)     Treatment: The legal, equitable, and contractual rights of the holders of Allowed Secured Claims are unaltered by this Plan. Except to the extent that a holder of an Allowed Secured Claim agrees to a less favorable treatment of such Claim, in full and final satisfaction of such Allowed Secured Claim, at the option of the Reorganized Debtor, (i) each such holder shall receive payment in Cash in an amount equal to such Claim, payable on the later of the Effective Date and the date that is ten (10) Business Days after the date on which such Secured Claim becomes an Allowed Secured Claim, or, in each case, as soon as reasonably practicable thereafter, (ii) such holder’s Allowed Secured Claim shall be reinstated, or (iii) such holder shall receive such other treatment so as to render such holder’s Allowed Secured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code.

(b)     Voting: Class 2 is Unimpaired, and the holders of Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Secured Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Secured Claims.

4.3.     DNB Guaranty Claims (Class 3).

(a)     Classification: Class 3 consists of DNB Guaranty Claims.

(b)     Treatment: Unless otherwise reasonably agreed to between the Debtor, the Requisite Noteholders, and DNB, the legal, equitable, and contractual rights of the holder of DNB Guaranty Claims are unaltered by this Plan. Except to the extent that the holder of the Allowed DNB Guaranty Claims agrees to a less favorable treatment, in full and final satisfaction of such Allowed DNB Guaranty Claims, such holder shall receive payment in Cash in an amount equal to such Allowed Claim, payable on the Effective Date.

(c)     Voting: Class 3 is Unimpaired, and the holder of DNB Guaranty Claims is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the holder of DNB Guaranty Claims is not entitled to vote to accept or reject the Plan, and its vote will not be solicited with respect to such DNB Guaranty Claims.

4.4.     RBS Guaranty Claims (Class 4).

(a)     Classification: Class 4 consists of RBS Guaranty Claims.

(b)     Treatment: [TBD]

(c)     Voting: [TBD]

4.5.     Unsecured Notes Claims (Class 5).

(a)     Classification: Class 5 consists of Unsecured Notes Claims.

(b)     Allowance: The Unsecured Notes Claims are Allowed as follows: $429.6 million, plus unpaid interest, fees, costs, or other amounts due under the Indenture, in each case, up to but not including the Petition Date. No Entity shall be required to file proofs of Claim on account of the Unsecured Notes Claims.

(c)     Treatment: In full and final satisfaction of each Allowed Unsecured Notes Claim, on the Effective Date, (i) each Eligible Holder shall be entitled to receive its Pro Rata share of 100% of the Subscription Rights to acquire 60% of the Reorganized GulfMark Equity for $125,000,000 in accordance with the Rights Offering Procedures, and (ii) subject to the U.S. Citizen determination procedure set forth in Section 4.5(d), each holder of an Allowed Unsecured Notes Claim shall be entitled to receive its Pro Rata share of 35.65% of the Reorganized GulfMark Equity in the form of (v) New Common Stock to the extent permitted under the Jones Act Restriction and (w) New Noteholder Warrants to the extent that New Common Stock cannot be issued to such holder because it is a Non-U.S. Citizen and its Pro Rata share of New Common Stock under all sections of this Plan, when added to the New Common Stock being issued under this Plan to other Non-U.S. Citizens as of the Effective Date, would exceed the Jones Act Restriction. The percentage ratio of the number of shares of New Common Stock to the number of New Noteholder Warrants to be issued to each holder of an Allowed Unsecured Notes Claim that is a Non-U.S. Citizen is subject to the priorities set forth in Section 6.17 of the Backstop Commitment Agreement, which is described in Section 6.8(c) hereof.

(d)     Procedure for U.S. Citizen Determinations: If a holder of an Allowed Unsecured Notes Claim furnishes a U.S. Citizen Affidavit to the Debtor on or before the Distribution Record Date and, after review, the Debtor, in its reasonable discretion, accepts such U.S. Citizen Affidavit as reasonable proof in establishing that such holder is a U.S. Citizen, such holder shall receive New Common Stock representing all of such holder’s Pro Rata share of the New Common Stock as of the Effective Date; provided, however, that if such holder is a Non-U.S. Citizen, or if the holder does not furnish a U.S. Citizen Affidavit to the Debtor on or before the Distribution Record Date, or if the U.S. Citizen Affidavit of such holder has not been accepted or has been rejected by the Debtor, in its reasonable discretion, on or before the date that is five (5) Business Days after the Distribution Record Date after review by the Debtor pursuant to this Section 4.5(d), such holder shall be treated as a Non-U.S. Citizen for purposes of clause (ii)(w) of Section 4.5(c) above. In connection with the Debtor’s review of any U.S. Citizen Affidavit under this Section 4.5(d), the Debtor shall have the right to require the holder furnishing the U.S. Citizen Affidavit to provide the Debtor with such documents and other information as it may reasonably request as reasonable proof confirming that the holder is a U.S. Citizen. The Debtor shall treat all such documents and information provided by any holder as confidential and shall limit the distribution of such documents and information to the Debtor’s personnel and counsel that have a need to know the contents thereof and to the U.S. Coast Guard as may be necessary. The Debtor shall (i) claim confidential treatment and exemption from Freedom of Information Act requests (a “FOIA Request”) for any such documents and information submitted to the U.S. Coast Guard, and (ii) notify the relevant holder (x) if any such holder’s documents and information are submitted to the U.S. Coast Guard, and (y) if the Debtor subsequently receives notice from the U.S. Coast Guard that it has received a FOIA Request and that any such document that has been identified by the U.S. Coast Guard as responsive to such FOIA Request, in which case the Debtor shall allow such holder an opportunity to redact any confidential commercial, financial and proprietary business information exempt from Freedom of Information Act disclosure pursuant to 5 U.S.C. § 552(b)(4) that is in any such document.

(e)     Voting: Class 5 is Impaired, and the holders of Unsecured Notes Claims in Class 5 are entitled to vote to accept or reject the Plan.

4.6.     General Unsecured Claims (Class 6).

(a)     Classification: Class 6 consists of General Unsecured Claims.

(b)     Treatment: The legal, equitable, and contractual rights of the holders of General Unsecured Claims are unaltered by this Plan. Except to the extent that a holder of an Allowed General Unsecured Claim agrees to a less favorable treatment of such Claim or has been paid before the Effective Date, at the option of the Reorganized Debtor, on and after the Effective Date, (i) the Reorganized Debtor shall continue to pay or treat each Allowed General Unsecured Claim in the ordinary course of business as if the Chapter 11 Case had never been commenced, or (ii) such holder shall receive such other treatment so as to render such holder’s Allowed General Unsecured Claim Unimpaired pursuant to section 1124 of the Bankruptcy Code, in each case, subject to all defenses or disputes the Debtor or Reorganized Debtor may assert as to the validity or amount of such Claims, including as provided in Section 10.11 of the Plan.

(c)     Voting: Class 6 is Unimpaired, and the holders of General Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of General Unsecured Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such General Unsecured Claims.

4.7.     Intercompany Claims (Class 7).

(a)     Classification: Class 7 consists of Intercompany Claims.

(b)     Treatment: Subject to Section 5.1 below, on or after the Effective Date, all Intercompany Claims shall be paid, adjusted, continued, settled, reinstated, discharged, or eliminated, in each case to the extent determined to be appropriate by the Debtor or the Reorganized Debtor, as applicable. The Intercompany Claims are Unimpaired under this Plan. For the avoidance of doubt, nothing in this Section 4.7 shall affect the Intercompany DIP Loan Claims.

(c)     Voting: Class 7 is Unimpaired, and the holders of Intercompany Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, holders of Intercompany Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Intercompany Claims.

4.8.     Interests (Class 8).

(a)     Classification: Class 8 consists of Interests.

(b)     Treatment: On the Effective Date, all Interests shall be cancelled and discharged without further action by or order of the Bankruptcy Court, and shall be of no further force and effect, whether surrendered for cancellation or otherwise, and each holder of Debtor Common Shares shall be entitled to receive its Pro Rata share of (i)  New Common Stock representing, in the aggregate, seventy-five hundredths of one percent (0.75%) of the Reorganized GulfMark Equity, and (ii) the New Existing Equity Warrants.

(c)     Voting: Class 8 is Impaired, and the holders of Interests are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of Interests are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to the Interests.

4.9.     Subordinated Securities Claims (Class 9).

(a)     Classification: Class 9 consists of Subordinated Securities Claims.

(b)     Treatment: The Subordinated Securities Claims shall be discharged and released in their entirety, and forever barred, and the holders thereof shall not receive or retain any property under the Plan on account of such Claims.

(c)     Voting: Class 9 is Impaired, and the holders of Subordinated Securities Claims are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, holders of Subordinated Securities Claims are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Subordinated Securities Claims.

ARTICLE V          MEANS FOR IMPLEMENTATION.

5.1.     Intercompany Claims.

On the Effective Date and prior to any other action or matter set forth in this Article V, and without the need for any further corporate action or approval of the board of directors, management, or stockholders of the Debtor or Reorganized Debtor, as applicable, (a) all U.S. Intercompanies (other than for trade accounts receivable and payable) shall be offset against other U.S. Intercompanies, and (b) to the extent that the amount of any such U.S. Intercompany has not been settled in full after the application of clause (a), such U.S. Intercompany shall be contributed or distributed, as applicable, to obligor of such claim. For the avoidance of doubt, nothing in this Section 5.1 shall affect the Intercompany DIP Loan Claims.

5.2.     Compromise and Settlement of Claims, Interests, and Controversies.

Pursuant to sections 363 and 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall, upon the Effective Date, constitute a good faith compromise and settlement among the Debtor and the Consenting Noteholders of numerous disputes related to the Unsecured Notes Claims and the treatment of, and distribution to, the holders of the Debtor Common Shares. In the event that, for any reason, the Confirmation Order is not entered or the Effective Date does not occur, the Debtor and the holders of the Unsecured Notes Claims reserve all of their respective rights with respect to any and all disputes resolved and settled under the Plan. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromises and settlements of all such Claims, Interests, and controversies, and the Bankruptcy Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtor, its Estate, the holders of such Claims and Interests, and other parties-in-interest, and are fair, equitable, and within the range of reasonableness. The provisions of the Plan, including, without limitation, its release, injunction, exculpation, and compromise provisions, are mutually dependent and non-severable.

5.3.     Continued Corporate Existence.

The Debtor shall continue to exist after the Effective Date as the Reorganized Debtor in accordance with the applicable laws of the jurisdiction in which it is incorporated or organized and pursuant to the Amended Organizational Documents. On or after the Effective Date, the Reorganized Debtor may in its sole discretion, take such action as may be necessary or appropriate as permitted by applicable law, instruments and agreements, and the Reorganized Debtor’s organizational documents, as the Reorganized Debtor may determine is reasonable and appropriate including, without limitation: (i) merging into an affiliate; (ii) dissolving; (iii) changing its legal name; or (iv) closing the Chapter 11 Case.

5.4.     Rights Offerings.

(a)     Following approval by the Bankruptcy Court of the Rights Offering Procedures, the Debtor will commence the Rights Offering in accordance therewith. On the Effective Date, the Debtor shall consummate the Rights Offering. The Rights Offering will be fully backstopped by the Commitment Parties in accordance with and subject to the terms and conditions of the Backstop Commitment Agreement. Unless otherwise expressly allowed pursuant to the Backstop Commitment Agreement or the applicable Rights Offering Procedures, the Subscription Rights may not be sold, transferred, or assigned.

(b)     On the Effective Date, the proceeds of the Rights Offering shall be used: (i) to provide the Reorganized Debtor with additional liquidity for working capital and general corporate purposes; (ii) to fund Allowed Administrative Expense Claims payable on or after the Effective Date; (iii) to pay in Cash in full the Intercompany DIP Loan Claims; (iv) to fund distributions under the Plan; and (v) to pay the Expense Reimbursement (as defined in the Backstop Commitment Agreement).

(c)     In accordance with the Backstop Commitment Agreement and subject to the terms and conditions thereof, each of the Commitment Parties will purchase, on or prior to the Effective Date, its respective Backstop Commitment Percentage of the Unsubscribed Securities (each as defined in the Backstop Commitment Agreement).

(d)     Subject to the U.S. Citizen determination procedure set forth in Section 4.5(d) of this Plan, which shall also apply to each Eligible Holder or its Nominee (as such terms are defined in the applicable Rights Offering Procedures), each Eligible Holder (or its Nominee) shall be entitled to receive its Pro Rata share of the Reorganized GulfMark Equity in the form of (v) New Common Stock to the extent permitted under the Jones Act Restriction and (w) New Noteholder Warrants to the extent that New Common Stock cannot be issued to such Eligible Holder (or its Nominee) because it is a Non-U.S. Citizen and its Pro Rata share of New Common Stock under all sections of this Plan, when added to the New Common Stock being issued under this Plan to other Non-U.S. Citizens as of the Effective Date, would exceed the Jones Act Restriction. The percentage ratio of the number of shares of New Common Stock to the number of New Noteholder Warrants to be issued to each Eligible Holder (or its Nominee) that is a Non-U.S. Citizen is subject to the priorities set forth in Section 6.17 of the Backstop Commitment Agreement, which is described in Section 6.8(c) hereof.

5.5.     Backstop Commitment Premium.

(a)     In exchange for providing the backstop commitment for the Rights Offerings and the other agreements of the Commitment Parties in the Backstop Commitment Agreement, the Commitment Parties will receive the Commitment Premium. Upon the Effective Date, the Commitment Premium will be immediately and automatically deemed earned and payable in the form of New Common Stock as an administrative expense and, with Bankruptcy Court Approval, issued under Section 1145 of the Bankruptcy Code.

(b)     Subject to the U.S. Citizen determination procedure set forth in Section 4.5(d) of this Plan, which shall also apply to each Commitment Party, each Commitment Party shall be entitled to receive its Pro Rata share of the Reorganized GulfMark Equity to be issued under the Backstop Commitment Agreement as the Commitment Premium in the form of (v) New Common Stock to the extent permitted under the Jones Act Restriction and (w) New Noteholder Warrants to the extent that New Common Stock cannot be issued to such Commitment Party because it is a Non-U.S. Citizen and its Pro Rata share of New Common Stock under all sections of this Plan, when added to the New Common Stock being issued under this Plan to other Non-U.S. Citizens as of the Effective Date, would exceed the Jones Act Restriction. The percentage ratio of the number of shares of New Common Stock to the number of New Noteholder Warrants to be issued to each Commitment Party that is a Non-U.S. Citizen is subject to the priorities set forth in Section 6.17 of the Backstop Commitment Agreement, which is described in Section 6.8(c) hereof.

5.6.     Exit Financing.

Upon the Effective Date, the Debtor, the Exit Financing Facility Agent, and the exit lenders shall execute and deliver the Exit Financing Facility Agreement and all other agreements, instruments, certificates and other documents required therein.

5.7.     Plan Funding.

Plan distributions of Cash shall be funded from the Debtor’s Cash on hand as of the applicable date of such Plan distribution, the proceeds of the Rights Offerings, and the proceeds of the Exit Financing Facility Agreement.

5.8.     Cancellation of Existing Securities and Agreements.

Except for the purpose of evidencing a right to a distribution under the Plan and except as otherwise set forth in the Plan or in any Plan Document, including with respect to executory contracts or unexpired leases that shall be assumed by the Reorganized Debtor, on the Effective Date, all agreements, instruments, and other documents evidencing any Claim or Interest and any rights of any holder in respect thereof shall be deemed cancelled, discharged, and of no force or effect and the obligations of the Debtor thereunder shall be fully released and discharged. Notwithstanding such cancellation and discharge, (a) the Intercompany DIP Loan Facility Agreement and (b) the Indenture shall continue in effect solely to the extent necessary to allow (i) the holders of Allowed Intercompany DIP Loan Claims and Allowed Unsecured Notes Claims to receive distributions under the Plan, (ii)  the Debtor, the Reorganized Debtor, and/or the Disbursing Agent to make post-Effective Date distributions or take such other action pursuant to the Plan on account of the Allowed Intercompany DIP Loan Claims and Allowed Unsecured Notes Claims and to otherwise exercise their rights and discharge their obligations relating to the interests of the holders of such Claims, and (iii) the holders of Allowed Intercompany DIP Loan Claims and Allowed Unsecured Notes Claims to appear in the Chapter 11 Case. Notwithstanding the foregoing, any provision in any document, instrument, lease, or other agreement that causes or effectuates, or purports to cause or effectuate, a default, termination, waiver, or other forfeiture of, or by, the Debtor or its interests, as a result of the cancellations, terminations, satisfaction, releases, or discharges provided for in this Section 5.8 shall be deemed null and void and shall be of no force and effect. Nothing contained herein shall be deemed to cancel, terminate, release, or discharge the obligation of the Debtor or any of its counterparties under any executory contract or unexpired lease to the extent such executory contract or unexpired lease has been assumed by the Debtor or Reorganized Debtor, as applicable, pursuant to a Final Order of the Bankruptcy Court or hereunder.

5.9.     Authorization and Issuance of New Common Stock and New Warrants.

(a)     On the Effective Date, the Reorganized Debtor shall issue the New Common Stock and the New Warrants in accordance with the terms of the Plan without the need for any further corporate action. All of the New Common Stock and the New Warrants, when so issued, shall be duly authorized, validly issued, and, in the case of the New Common Stock, fully paid, and non-assessable. In no event shall Non-U.S. Citizens in the aggregate own more than twenty-four percent (24%) of the total number of shares of New Common Stock to be outstanding as of the Effective Date (the “Jones Act Restriction”). All of the New Common Stock underlying the New Warrants (upon payment of the exercise price in accordance with the terms of such New Warrants) shall also be duly authorized, validly issued, fully paid, and non-assessable.

(b)     On and after the Effective Date, the Reorganized Debtor anticipates that it will continue to be a reporting company under the Exchange Act, 15 U.S.C. §§ 78(a) – 78(pp). The Reorganized Debtor shall use its commercially reasonable efforts to have the New Common Stock and the New Warrants listed on the same nationally recognized exchange as soon as practicable following the Effective Date, in each case, subject to meeting applicable listing requirements.

(c)     The New Noteholder Warrants will be issued pursuant to the terms of the New Noteholder Warrant Agreement. Each New Noteholder Warrant will, subject to the terms of the New Noteholder Warrant Agreement, be exercisable for one (1) share of New Common Stock.

(d)     The New Existing Equity Warrants will be issued pursuant to the terms of the New Existing Equity Warrant Agreement. Each New Existing Equity Warrant will, subject to the terms of the New Existing Equity Warrant Agreement, be exercisable for one (1) share of New Common Stock.

5.10.    Section 1145 Exemption and 4(a)(2) Exemption.

(a)     The offer, issuance, and distribution of the New Common Stock and the New Warrants (and the New Common Stock issuable upon exercise thereof) to the holders of Allowed Unsecured Notes Claims and holders of Allowed Debtor Common Shares, as applicable, under Article IV of the Plan, the 1145 Rights Offering, and the Backstop Commitment Agreement (on account of the Commitment Premium) shall be exempt, pursuant to section 1145 of the Bankruptcy Code, without further act or action by any Entity, from registration under (i) the Securities Act, and all rules and regulations promulgated thereunder and (ii) any state or local law requiring registration for the offer, issuance, or distribution of securities. The offer, issuance and distribution of the New Common Stock and New Noteholder Warrants (and the New Common Stock issuable upon exercise thereof) pursuant to the 4(a)(2) Rights Offering, and pursuant to the Backstop Commitment Agreement (with respect to the Unsubscribed Securities) shall be exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof and/or Regulation D thereunder. Such securities will be restricted securities and may not be resold without registration under the Securities Act or pursuant to an exemption therefrom.

(b)     The New Common Stock and New Warrants shall be freely tradable by the recipients thereof without registration under the Securities Act or other federal securities laws (and pursuant to various exemptions provided by the laws of certain states), subject to (i) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an “underwriter” in section 2(a)(11) of the Securities Act, (ii) the restriction on transfer of the securities distributed pursuant to the 4(a)(2) Rights Offering and the purchase of Unsubscribed Securities referred to above, (iii) compliance with any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments, (iv) the restrictions, if any, on the transferability of such securities, including, without limitation, any restrictions on the transferability under the terms of the Amended Organizational Documents and the New Warrant Agreements, and (v) applicable regulatory approval.

5.11.     Officers and Boards of Directors.

(a)     On the Effective Date, the New Board shall consist of seven directors composed of (i) the Chief Executive Officer and (ii) six directors designated by the Requisite Noteholders subject to compliance with the Jones Act (such that Reorganized Debtor shall at all times be a U.S. Citizen eligible and qualified to own and operate U.S.-flag vessels in the U.S. coastwise trade) and applicable listing standards. Each such director shall serve from and after the Effective Date pursuant to the terms of the Amended Organizational Documents and the other constituent documents of the Reorganized Debtor. After the Effective Date, the board of directors for the Reorganized Debtor will be elected by its stockholders in accordance with Delaware law and the Reorganized Debtor’s Amended Organizational Documents. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtor will disclose in the Plan Supplement the identity and affiliations of any person proposed to serve on the initial board of directors of the Reorganized Debtor. Without any further action by either the stockholders of the Reorganized Debtor or the members of the New Board, and pursuant to the Bankruptcy Court’s authority under Section 303 of the Delaware General Corporation Law and other applicable Delaware and federal law, the appointment of directors provided by this Section 5.11(a) shall have the effect of unanimous stockholder action by written consent to elect directors in lieu of an annual meeting.

(b)     Except as otherwise provided in the Plan Supplement, the officers of the Debtor immediately before the Effective Date shall serve as the initial officers of the Reorganized Debtor on and after the Effective Date and in accordance with applicable non-bankruptcy law. After the Effective Date, officers of the Reorganized Debtor shall serve at the pleasure of the New Board, and the selection of officers of the Reorganized Debtor shall be as provided by its organizational documents.

(c)     Except to the extent that any member of the Debtor’s board of directors continues to serve as a director of the Reorganized Debtor on and after the Effective Date, the members of the Debtor’s board of directors immediately prior to the Effective Date shall have no continuing obligations to the Reorganized Debtor on or after the Effective Date in their capacities as such, and each such director shall be deemed to have resigned or shall otherwise cease to be a director on the Effective Date. Commencing on the Effective Date, each director of the Reorganized Debtor shall be elected and serve pursuant to the terms of the organizational documents of the Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

5.12.     Restructuring Transactions.

(a)     On or as soon as practicable after the Effective Date, the Reorganized Debtor shall take such actions as may be or become necessary or appropriate to effectuate any transaction described in, approved by, contemplated by, or necessary to effectuate, the Plan (the “Restructuring Transactions”), including, without limitation, (i) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, financing, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan and the Plan Documents that satisfy the applicable requirements of applicable law and any other terms to which the applicable parties agree, (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and the Plan Documents having other terms to which the applicable parties agree, (iii) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, or dissolution and the Amended Organizational Documents pursuant to the law of the applicable jurisdiction, (iv) the execution and delivery of the documents included in the Plan Supplement or contemplated by the Restructuring Support Agreement, as applicable, including but not limited to, the New Noteholder Warrant Agreement, the New Existing Equity Warrant Agreement, and the Registration Rights Agreement; (v) the issuance of securities, all of which shall be authorized and approved in all respects in each case without further action being required under applicable law, regulation, order, or rule, and (vi) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law, subject, in each case, to the Amended Organizational Documents.

(b)     Each of the Debtor’s officers and each member of the Debtor’s board of directors is (and each officer, member of the board of directors, or manager of the Reorganized Debtor shall be) authorized and directed to issue, execute, deliver, file, or record such contracts, securities, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtor, all of which shall be authorized and approved in all respects, in each case, without the need for any approvals, authorization, consents, or any further action required under applicable law, regulation, order, or rule (including, without limitation, any action by the stockholders or directors or managers of the Debtor or the Reorganized Debtor) except for those expressly required pursuant to the Plan.

(c)     All matters provided for herein involving the corporate structure of the Debtor or Reorganized Debtor, or related action required by the Debtor or Reorganized Debtor in connection herewith shall be deemed to have occurred and shall be in effect, without any requirement of further action by the stockholders, members, directors, or managers of the Debtor or Reorganized Debtor, and with like effect as though such action had been taken unanimously by the stockholders, members, directors, or managers, as applicable, of the Debtor or Reorganized Debtor.

5.13.    Cancellation of Liens.

Upon the payment or other satisfaction of an Allowed Secured Claim and the Intercompany DIP Loan Claims, the holder of such Allowed Secured Claim and Intercompany DIP Loan Claims shall deliver to the Reorganized Debtor any collateral or other property of the Debtor held by such holder, and any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Secured Claim and the Intercompany DIP Loan Claims that may be required in order to terminate any related financing statements, mortgages, mechanic’s liens, lis pendens, or other similar interests or documents.

5.14.    Registration Rights Agreement.

No later than the Effective Date, the Reorganized Debtor and the Registration Rights Parties will enter into the Registration Rights Agreement. The Registration Rights Agreement shall provide the Registration Rights Parties with commercially reasonable demand and piggyback registration rights.

5.15.    Employee Matters.

Any Interests issued and outstanding immediately prior to the Petition Date pursuant to an Employment Arrangement (other than the Executive Employment Agreements) or Benefit Plan that have not been subsequently forfeited (or agreed to be forfeited) by the holder thereof (either voluntarily or by operation of the terms of such Benefit Plan, with effect as of any time on or prior to the Effective Date) shall be deemed to vest immediately prior to the Distribution Record Date. [For the avoidance of doubt, notwithstanding the foregoing or anything else contained herein, none of the aforementioned Interests shall be deemed to have been assumed or granted under the Management Incentive Plan, nor will such Interests have any claim thereunder.] The claims of any Interests subject to this Section 5.15 will be subject to the treatment set forth in Section 4.8 of the Plan without regard to whether any plan or program underlying such Interest is assumed.

5.16.    Closing of Chapter 11 Case.

After the Estate has been fully administered, the Reorganized Debtor shall promptly seek authority from the Bankruptcy Court to close its Chapter 11 Case in accordance with the Bankruptcy Code and Bankruptcy Rules.

5.17.    Notice of Effective Date.

On the Effective Date, the Reorganized Debtor shall file a notice of the occurrence of the Effective Date with the Bankruptcy Court.

ARTICLE VI         DISTRIBUTIONS.

6.1.     Distributions Generally.

Disbursing Agent(s) shall make all distributions under the Plan solely to the record holders of Allowed Claims and Interests as of the Distribution Record Date who are entitled to receive distributions under the Plan in accordance with the terms of the Plan.

6.2.     Distribution Record Date.

As of the close of business on the Distribution Record Date, the various transfer registers for each of the Classes of Claims and Interests as maintained by the Debtor or its agents, shall be deemed closed, and there shall be no further changes in the record holders of any of the Claims or Interests. The Debtor and the Reorganized Debtor shall have no obligation to recognize any transfer or designation of the Claims or Interests occurring after the close of business on the Distribution Record Date. In addition, with respect to payment of any Cure amounts or any Assumption Disputes, neither the Debtor, Reorganized Debtor, nor the Disbursing Agent shall have any obligation to recognize or deal with any party other than the non-Debtor party to the applicable executory contract or unexpired lease as of the close of business on the Distribution Record Date, even if such non-Debtor party has sold, assigned, or otherwise transferred its Claim. Notwithstanding the foregoing, to the extent any mandatory exchange distributions will be made through DTC, no Distribution Record Date will apply to publicly held securities.

6.3.     Date of Distributions.

Except as otherwise provided in the Plan, any distributions and deliveries to be made under the Plan shall be made on the Effective Date or as soon as practicable thereafter, or as otherwise determined in accordance with the Plan, including, without limitation, the treatment provisions of Article IV of the Plan.

6.4.     Disbursing Agent.

All distributions under the Plan shall be made by the Reorganized Debtor (or such other Entity designated by the Reorganized Debtor), as Disbursing Agent, on or after the Effective Date or as otherwise provided in the Plan solely to the record holders of Claims and Interests as of the Distribution Record Date who are entitled to receive distributions under the Plan. A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties. The Reorganized Debtor shall use commercially reasonable efforts to provide the Disbursing Agent (if other than the Reorganized Debtor) with the Allowed amounts of Claims and the identities and addresses of holders of Claims and Debtor Common Shares as of the Distribution Record Date, in each case, as set forth in the Debtor’s books and records. The Reorganized Debtor shall cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Debtor) to comply with the reporting and withholding requirements outlined in Section 6.18 of the Plan.

6.5.     Rights and Powers of Disbursing Agent.

(a)     From and after the Effective Date, the Disbursing Agent, solely in its capacity as Disbursing Agent, shall be exculpated by all Entities, including, without limitation, holders of Claims and Interests and other parties in interest, from any and all claims, Causes of Action, and other assertions of liability arising out of the discharge of the powers and duties conferred upon such Disbursing Agent by the Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan, or applicable law, except for actions or omissions to act arising out of the Disbursing Agent’s gross negligence, willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts. No holder of a Claim or Interest or other party in interest shall have or pursue any claim or Cause of Action against the Disbursing Agent, solely in its capacity as Disbursing Agent, for making payments in accordance with the Plan or for implementing provisions of the Plan, except for actions or omissions to act arising out of the Disbursing Agent’s gross negligence, willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts.

(b)     A Disbursing Agent shall be empowered to (i) undertake all actions and execute all agreements, instruments, and other documents necessary to perform its duties hereunder, (ii) make all distributions contemplated hereby, (iii) employ professionals to represent it with respect to its responsibilities, and (iv) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

6.6.       Expenses of Disbursing Agent.

To the extent the Disbursing Agent is an Entity other than the Reorganized Debtor, except as otherwise ordered by the Bankruptcy Court and subject to the written agreement of the Reorganized Debtor, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement Claims (including for reasonable attorneys’ and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtor in the ordinary course of business.

6.7.     No Postpetition Interest on Claims.

Except to the extent that payments to Allowed General Unsecured Claims are not made pursuant to Section 4.7 of the Plan in the ordinary course or as otherwise provided in the Plan, the Confirmation Order, or another order of the Bankruptcy Court or required by the Bankruptcy Code, interest shall not accrue or be paid on any Claims on or after the Petition Date; provided, however, if interest is payable pursuant to the preceding sentence, interest shall accrue at the federal judgment rate pursuant to 28 U.S.C. § 1961 on a non-compounded basis from the date the obligation underlying the Claim becomes due and is not timely paid through the date of payment.

6.8.     Delivery of Distributions.

(a)     Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim or Interest shall be made to a Disbursing Agent, who shall transmit such distribution to the applicable holders of Allowed Claims or Interests on behalf of the Debtor. In the event that any distribution to any holder is returned as undeliverable, no further distributions shall be made to such holder unless and until such Disbursing Agent is notified in writing of such holder’s then-current address, at which time all currently-due, missed distributions shall be made to such holder as soon as reasonably practicable without interest. Nothing herein shall require the Disbursing Agent, the Debtor, or the Reorganized Debtor to attempt to locate holders of undeliverable distributions and, if located, assist such holders in complying with Section 6.18 of the Plan.

(b)     Distributions of the New Common Stock, and the New Warrants shall be made through the facilities of DTC in accordance with DTC’s customary practices. All New Common Stock to be distributed pursuant to the Plan shall be issued in the names of such holders or their nominees of record as of the Distribution Record Date in accordance with DTC’s book-entry exchange procedures; provided, that the New Common Stock and New Warrants are permitted to be held through DTC’s book-entry system; provided, further, that to the extent that the New Common Stock or New Warrants are not eligible for distribution in accordance with DTC’s customary practices, the Reorganized Debtor will take such reasonable actions as may be required to cause distributions of the New Common Stock and the New Warrants under the Plan. No distributions will be made other than through DTC if the New Common Stock and the New Warrants are permitted to be held through DTC’s book entry system. Any distribution that otherwise would be made to any holder eligible to receive a distribution who does not own or hold an account eligible to receive a distribution through DTC on a relevant distribution date shall be forfeited.

(c)     In accordance with Section 6.17 of the Backstop Commitment Agreement, the allocation of New Common Stock and New Noteholder Warrants to Non-U.S. Citizens (for the avoidance of doubt, other than holders of equity interests on account of their equity interests) will be determined in the following priorities, with the more senior priorities receiving New Common Stock prior to the distribution of New Noteholder Warrants; provided, that, 1.0% of New Common Stock will be reserved for New Common Stock issuable to Non-U.S. Citizen management and employees under the MIP: first, as payment for the Commitment Premium; second, for any Unsubscribed Securities purchased by the Commitment Parties pursuant to their Backstop Commitment; third, in proportion to their Backstop Commitment, to participants in the Rights Offering that are Commitment Parties that exercise all of the Subscription Rights allocated to them (i) for the exercise of all their Subscription Rights in the Rights Offering and (ii) on account of their Unsecured Notes Claims; fourth, to participants in the Rights Offering that are not Commitment Parties that exercise all of the Subscription Rights allocated to them (i) for the exercise of all their Subscription Rights in the Rights Offering and (ii) on account of their Unsecured Notes Claims; and fifth, New Common Stock to Entities that do not exercise all the Subscription Rights allocated to them in the Rights Offering (i) to the extent of any exercise of Subscription Rights allocated to them in the Rights Offering and (ii) on account of their Unsecured Notes Claims.

6.9.     Distributions after Effective Date.

Distributions made to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

6.10.    Unclaimed Property.

Undeliverable distributions or unclaimed distributions shall remain in the possession of the Reorganized Debtor until such time as a distribution becomes deliverable or holder accepts distribution, and shall not be supplemented with any interest, dividends, or other accruals of any kind. Such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one hundred eighty (180) calendar days from the date of distribution. After such date all unclaimed property or interest in property shall revert to the Reorganized Debtor, and the Allowed Claim on which such distribution was based shall be discharged and forever barred. A distribution may be considered unclaimed if a holder fails to respond to a request from the Debtor for information necessary to facilitate a particular distribution until the procedures for determining U.S. Citizenship for the Noteholders are finalized.

6.11.    Time Bar to Cash Payments.

Checks issued by the Disbursing Agent in respect of Allowed Claims shall be null and void if not negotiated within one hundred eighty (180) calendar days after the date of issuance. Thereafter, the amount represented by such voided check shall irrevocably revert to the Reorganized Debtor, and any Claim in respect of such voided check shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. Requests for re-issuance of any check shall be made to the Disbursing Agent by the holder of the Allowed Claim to whom such check was originally issued.

6.12.    Manner of Payment under Plan.

Except as otherwise specifically provided in the Plan, at the option of the Reorganized Debtor, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements or customary practices of the Debtor.

6.13.    Satisfaction of Claims.

Except as otherwise specifically provided in the Plan, any distributions and deliveries to be made on account of Allowed Claims under the Plan shall be in complete and final satisfaction, settlement, and discharge of, and exchange for, such Allowed Claims.

6.14.    Fractional Stock.

If any distributions of New Common Stock or New Warrants pursuant to the Plan would, or as a result of the exercise of a New Warrant would, result in the issuance of a fractional share of New Common Stock, then the number of shares of New Common Stock or New Warrants to be issued in respect of such distribution shall be calculated to one decimal place and rounded up or down to the closest whole share (with a half share or less rounded down and more than a half share rounded up). The total number of shares of New Common Stock to be distributed in connection with the Plan, or as a result of the exercise of New Warrants, shall be adjusted as necessary to account for the rounding provided for in this Section 6.14. Neither the Reorganized Debtor nor the Disbursing Agent shall have any obligation to make a distribution that is less than one (1) share of New Common Stock or one (1) New Warrant. New Common Stock and New Warrants that are not distributed in accordance with this Section 6.14 shall be returned to, and ownership thereof shall vest in, the Reorganized Debtor.

6.15.    Setoffs and Recoupments.

The Debtor and the Reorganized Debtor, as applicable, or such entity’s designee (including, without limitation, the Disbursing Agent), may, but shall not be required to, set off or recoup against any Claim, and any distribution to be made on account of such Claim, any and all claims, rights, and Causes of Action of any nature whatsoever that the Debtor or the Reorganized Debtor may have against the holder of such Claim pursuant to the Bankruptcy Code or applicable nonbankruptcy law; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor or Reorganized Debtor or its successor of any claims, rights, or Causes of Action that the Debtor or Reorganized Debtor or its successor or assign may possess against the holder of such Claim.

6.16.    Allocation of Distributions between Principal and Interest.

Except as otherwise required by law (as reasonably determined by the Reorganized Debtor), distributions with respect to an Allowed Claim shall be allocated first to the principal portion of such Allowed Claim (as determined for United States federal income tax purposes) and, thereafter, to the remaining portion of such Allowed Claim, if any.

6.17.    No Distribution in Excess of Amount of Allowed Claim.

Notwithstanding anything in the Plan to the contrary, no holder of an Allowed Claim shall receive, on account of such Allowed Claim, distributions in excess of the Allowed amount of such Claim plus any postpetition interest on such Claim, to the extent such interest is permitted by Section 6.7 of the Plan.

6.18.    Withholding and Reporting Requirements.

(a)     Withholding Rights. In connection with the Plan, and all instruments or Interests issued in connection therewith and in consideration thereof, any party issuing any instrument or making any distribution described in the Plan shall comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all distributions pursuant to the Plan and all related agreements shall be subject to any such withholding or reporting requirements. In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and either (i) sell such withheld property to generate Cash necessary to pay over the withholding tax (or reimburse the distributing party for any advance payment of the withholding tax), or (ii) pay the withholding tax using its own funds and retain such withheld property. Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan. Notwithstanding the foregoing, each holder of an Allowed Claim or any other Entity that receives a distribution pursuant to the Plan shall have responsibility for any taxes imposed by any governmental unit, including, without limitation, income, withholding, and other taxes, on account of such distribution. In the event any party issues any instrument or makes any non-Cash distribution pursuant to the Plan that is subject to withholding tax and such issuing or distributing party has not sold such withheld property to generate Cash to pay the withholding tax or paid the withholding tax using its own funds and retains such withheld property as described above, such issuing or distributing party has the right, but not the obligation, to not make a distribution until such holder has made arrangements reasonably satisfactory to such issuing or disbursing party for payment of any such tax obligations.

(b)     Forms. Any party entitled to receive any property as an issuance or distribution under the Plan shall, upon request, deliver to the Disbursing Agent or such other Entity designated by the Reorganized Debtor (which Entity shall subsequently deliver to the Disbursing Agent any applicable IRS Form W-8 or Form W-9 received) an appropriate Form W-9 or Form W-8, as applicable, and any other forms or documents reasonably requested by any Reorganized Debtor to reduce or eliminate any withholding required by any federal, state, or local taxing authority. If such request is made by the Reorganized Debtor, the Disbursing Agent, or such other Entity designated by the Reorganized Debtor or Disbursing Agent and the holder fails to comply before the date that is three hundred sixty-five (365) calendar days after the request is made, the amount of such distribution shall irrevocably revert to the Reorganized Debtor and any Claim in respect of such distribution shall be discharged and forever barred from assertion against the Reorganized Debtor or its property.

(c)     Obligation. Notwithstanding the above, each holder of an Allowed Claim or Debtor Common Shares that is to receive a Plan Distribution under this Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such holder by any governmental unit, including income, withholding, and other tax obligations, on account of such Plan Distribution.

Article VII         PROCEDURES FOR DISPUTED CLAIMS.

7.1.     Disputed Claims Process.

Notwithstanding section 502(a) of the Bankruptcy Code, and except as otherwise set forth in this Plan, holders of Claims need not file proofs of Claim with the Bankruptcy Court, and the Reorganized Debtor and holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business as if the Chapter 11 Case had not been commenced. The holders of Claims shall not be subject to any claims resolution process in the Bankruptcy Court in connection with their Claims and shall retain all their rights under applicable non-bankruptcy law to pursue their Claims against the Debtor or Reorganized Debtor in any forum with jurisdiction over the parties. Except for (i) proofs of Claim asserting damages arising out of the rejection of an executory contract or unexpired lease by the Debtor pursuant to Section 8.4 of this Plan and (ii) proofs of Claim that have been objected to by the Debtor before the Effective Date, upon the Effective Date, any filed Claim, regardless of the time of filing, and including Claims filed after the Effective Date, shall be deemed withdrawn. To the extent not otherwise provided in this Plan, the deemed withdrawal of a proof of Claim is without prejudice to such claimant’s rights under this Section 7.1 of this Plan to assert its Claims in any forum as though the Debtor’s Chapter 11 Case had not been commenced. From and after the Effective Date, the Reorganized Debtor may satisfy, dispute, settle, or otherwise compromise any Claim without approval of the Bankruptcy Court.

7.2.     Estimation of Claims.

The Debtor or the Reorganized Debtor, as applicable, may at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent, unliquidated, or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtor or the Reorganized Debtor may pursue supplementary proceedings to object to the allowance of such Claim.

7.3.     No Distributions Pending Allowance.

If an objection, motion to estimate, or other challenge to a Claim is filed, no payment or distribution provided under the Plan shall be made on account of such Claim unless and until (and only to the extent that) such Claim becomes an Allowed Claim.

7.4.     Distributions after Allowance.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with provisions of the Plan, including the treatment provisions provided in Article IV of the Plan and Section 6.3 of the Plan. Holders of Disputed Claims that ultimately become Allowed Claims shall not be entitled to payment of interest unless otherwise provided in the Plan, in a Final Order, or required under applicable bankruptcy law.

7.5.     Claim Resolution Procedures Cumulative.

All of the objection, estimation, and resolution procedures in the Plan are intended to be cumulative and not exclusive of one another. Claims may be estimated and subsequently settled, compromised, withdrawn, or resolved in accordance with the Plan without further notice or Bankruptcy Court approval.

Article VIII          EXECUTORY CONTRACTS AND UNEXPIRED LEASES.

8.1.     General Treatment.

Unless otherwise specified herein, including Section 8.7, as of and subject to the occurrence of the Effective Date and the payment of any applicable Cure amounts, all executory contracts and unexpired leases to which the Debtor is a party, and which have not expired by their own terms on or prior to the Confirmation Date shall be deemed assumed except for any executory contract or unexpired lease that (a) previously has been assumed or rejected pursuant to a Final Order of the Bankruptcy Court, (b) is the subject of a separate motion for assumption or rejection under section 365 of the Bankruptcy Code filed by the Debtor before the Confirmation Date, (c) is designated as a contract or lease to be rejected on the Schedule of Rejected Contracts, or (d) is the subject of a pending Assumption Dispute. Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions and rejections provided for in the Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to the Plan shall vest in and be fully enforceable by the Reorganized Debtor in accordance with its terms, except as modified by the provisions of the Plan, and any order of the Bankruptcy Court authorizing and providing for its assumption or applicable law.

8.2.     Determination of Assumption Disputes and Deemed Consent.

(a)     The Debtor shall serve on parties to executory contracts and unexpired leases to be assumed a notice reflecting the Debtor’s intention to assume the contract or lease in connection with the Plan and setting forth the proposed Cure amount (if any). Such notice shall not prejudice any of the defenses and counterclaims the Debtor or Reorganized Debtor may have with respect to any such executory contract or unexpired lease. If the counterparty believes any different Cure amount is due in connection with the assumption, it must assert such Cure amount or any other Assumption Dispute within twenty-one (21) calendar days of the date of service of such notice.

(b)     Cure amount disputes shall be resolved by the Debtor or Reorganized Debtor and the applicable counterparty in the ordinary course, and the agreed-upon amounts shall be paid by the Debtor or Reorganized Debtor in the ordinary course. If there is an Assumption Dispute pertaining to assumption of an executory contract or unexpired lease, such dispute shall be heard by the Bankruptcy Court prior to such assumption being effective; provided, however, the Debtor or the Reorganized Debtor, as applicable, may settle any dispute regarding the Cure amount or the Assumption Dispute without any further notice to any party or any action, order, or approval of the Bankruptcy Court. To the extent the Assumption Dispute is resolved or determined by a Final Order unfavorably to the Debtor or Reorganized Debtor, as applicable, the Debtor or Reorganized Debtor, as applicable, shall have thirty (30) calendar days following entry of such Final Order to file a motion to reject such contract or lease.

(c)     Any counterparty to an executory contract or unexpired lease that fails to object timely to the notice of the proposed assumption of such contract or lease within twenty-one (21) calendar days of the date of service thereof shall be deemed to have assented to (A) the proposed Cure amount, and (B) the assumption of the applicable contract or lease notwithstanding any provision thereof that purports to (i) prohibit, restrict, or condition the transfer or assignment of such contract or lease, (ii) terminate or modify, or permit the termination or modification of, a contract or lease as a result of any direct or indirect transfer or assignment of the rights of the Debtor under such contract or lease or a change, if any, in the ownership or control of the Debtor, (iii) increase, accelerate, or otherwise alter any obligations or liabilities of the Debtor under such executory contract or unexpired lease, or (iv) create or impose a Lien upon any property or asset of the Debtor or the Reorganized Debtor. Each such provision shall be deemed to not apply to the assumption of such executory contract or unexpired lease pursuant to the Plan and counterparties to assumed executory contracts or unexpired leases that fail to object to the proposed assumption in accordance with the terms set forth in this Section 8.2(c) shall forever be barred and enjoined from objecting to the validity of such assumption or to the Cure amount, and from taking any other action prohibited by the foregoing on account of transactions contemplated by the Plan.

8.3.     Effect of Assumption of Contracts and Leases.

Subject to resolution of any Assumption Dispute, all Cure amounts shall be satisfied by the Debtor or the Reorganized Debtor, as the case may be, upon assumption of the applicable contracts and unexpired leases in the ordinary course. Assumption of any executory contract or unexpired lease pursuant to the Plan, or otherwise, subject to satisfaction of the Cure amount, shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed executory contract or unexpired lease at any time before the effective date of the assumption. As provided in Section 7.1 of the Plan, on the Effective Date, any proofs of Claim filed with respect to an executory contract or unexpired lease that has been assumed shall be deemed withdrawn without further notice to, action, order, or approval of the Bankruptcy Court or any other Entity.

8.4.     Rejection Damages Claims.

Any counterparty to a contract or lease that is identified on the Schedule of Rejected Contracts or is otherwise rejected by the Debtor must file a proof of Claim and serve it on the Debtor no later than thirty (30) days after the later of (i) the Confirmation Date or (ii) the effective date of rejection of such executory contract or unexpired lease.

8.5.     Survival of Debtor’s Indemnification Obligations.

(a)     Any obligations of the Debtor pursuant to its certificate of incorporation, bylaws, or indemnification agreements to indemnify current and former officers, directors, agents, and/or employees with respect to all present and future actions, suits, and proceedings against the Debtor or such directors, officers, agents, and/or employees, based upon any act or omission for or on behalf of the Debtor, shall not be discharged or impaired by this Plan or the Confirmation Order; provided, however, that the Reorganized Debtor shall not indemnify directors or officers of the Debtor for any Claims or Causes of Action arising out of or relating to any act or omission that constitutes intentional fraud, gross negligence, or willful misconduct. All such obligations shall be deemed and treated as executory contracts to be assumed by the Debtor under the Plan and shall continue as obligations of the Reorganized Debtor. Any Claim based on the Debtor’s obligations herein shall not be a Disputed Claim or subject to any objection in either case by reason of section 502(e)(1)(B) of the Bankruptcy Code.

(b)     In addition, after the Effective Date, the Reorganized Debtor shall not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies (including any “tail policy”) in effect or purchased as of the Petition Date, and all directors and officers who served in such capacity at any time before the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors, and/or officers remain in such positions after the Effective Date, in each case, to the extent set forth in such policies.

8.6.     Insurance Policies.

All insurance policies pursuant to which the Debtor has any obligations in effect as of the date of the Effective Date shall be deemed and treated as executory contracts pursuant to the Plan and shall be assumed by the Reorganized Debtor and shall continue in full force and effect thereafter in accordance with their respective terms. All other insurance policies shall vest in the Reorganized Debtor.

8.7.     Compensation and Benefit Plans.

(a)     Except as expressly set forth in (b) below with respect to the Executive Employment Agreements and subsection (d) below, all employment and severance policies, and all compensation and Benefit Plans, policies, and programs of the Debtor applicable to its employees, retirees, and non-employee directors, including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life and accidental death and dismemberment insurance plans, are deemed to be, and shall be treated as, executory contracts under this Plan and, on the Effective Date, will be assumed pursuant to sections 365 and 1123 of the Bankruptcy Code; provided, however, that the Effective Date will not constitute a change of control for purposes of any employment, severance, change of control or other similar type of agreement or arrangement covering any employee or other service provider of the Debtor.

(b)     Each Executive Employment Agreement will be assumed as modified, subject to further amendment as agreed by the New Board and the individual member of Debtor’s senior management team (“Management”) as provided in (c) below, as follows: (1) Management will not be entitled to any tax gross up under any provisions of the Internal Revenue Code of 1986, as amended, including provisions relating to Sections 280G, 4999 and 409A of the Internal Revenue Code, (2) the Effective Date will not constitute a change of control for purposes of the Executive Employment Agreements or any other employment, severance, change of control, or similar type of agreement or arrangement covering any employee or other service provider of the Debtor; provided, however, for that certain member of Management who is party to a change in control agreement only, such individual will be provided with a cash severance consistent with the terms set forth in the Executive Severance Agreements currently in effect for other members of Management, except that (A) such severance shall not exceed 2x such individual’s base salary in effect on the date hereof, (B) such severance shall only be payable in the event such individual’s employment is terminated by the Debtor without Cause (as such term is defined in such individual’s change in control agreement as in effect on the Petition Date) and (C) such termination occurs within 30 days following the Effective Date, (3) with respect to members of Management, any provision relating to equity based awards, including without limitation any termination related provisions, will solely be governed by the terms of the Management Incentive Plan, and (4) for any Executive Employment Agreement covering any member of Management that provides that a notice of non-extension may be delivered by the Debtor or Reorganized Debtor on or before December 31, 2017, the applicable Executive Employment Agreements will be amended to provide that such notice of non- extension will be treated as a termination by the Debtor without Cause for purposes of non-change in control severance benefits under the applicable Executive Employment Agreement; provided, further, that the Reorganized Debtor retains the right to reject any Executive Employment Agreement if the applicable member of Management does not consent to the modifications described in (1)-(4) above.

(c)     Prior to the Reorganized Debtor’s assumption or rejection of the Executive Employment Agreements, the New Board and Management will engage in good faith negotiations regarding amendments to the Executive Employment Agreements during a thirty (30) day period following the Effective Date (the “Negotiation Period”). The Negotiation Period may be extended or shortened for some or all of the Executive Employment Agreements by mutual written agreement of the New Board and the applicable counterparties to the Executive Employment Agreements without further notice.

(d)     [Notwithstanding anything herein to the contrary, the Equity Incentive Plan, the Director Share Incentive Plan, and the GulfMark Offshore, Inc. 2010 Omnibus Equity Incentive Plan are deemed to be Executory Contracts and shall automatically be rejected in accordance with the provisions of Bankruptcy Code section 365 and 1123 as of the Effective Date].

8.8.     Modifications, Amendments, Supplements, Restatements, or Other Agreements.

Unless otherwise provided herein or by separate order of the Bankruptcy Court, each executory contract and unexpired lease that is assumed shall include any and all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument, or other document is listed in the notice of assumed contracts.

8.9.     Reservation of Rights.

(a)     Neither the exclusion nor inclusion of any contract or lease by the Debtor on any exhibit, schedule, or other annex to the Plan or in the Plan Supplement, nor anything contained in the Plan, shall constitute an admission by the Debtor that any such contract or lease is or is not in fact an executory contract or unexpired lease or that the Debtor or the Reorganized Debtor or their respective affiliates have any liability thereunder.

(b)     Except as otherwise provided in the Plan, nothing in the Plan shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, claims, Causes of Action, or other rights of the Debtor and the Reorganized Debtor under any executory or non-executory contract or any unexpired or expired lease.

(c)     Nothing in the Plan shall increase, augment, or add to any of the duties, obligations, responsibilities, or liabilities of the Debtor or the Reorganized Debtor under any executory or non-executory contract or any unexpired or expired lease.

ARTICLE IX        CONDITIONS PRECEDENT TO CONFIRMATION OF PLAN AND EFFECTIVE DATE.

9.1.     Conditions Precedent to Confirmation of Plan.

The following are conditions precedent to confirmation of the Plan:

(a)     an order finding that the Disclosure Statement contains adequate information pursuant to section 1125 of the Bankruptcy Code shall have been entered by the Bankruptcy Court;

(b)     the Plan and the Plan Documents and all of the schedules, documents, and exhibits contained therein shall be in form and substance consistent with the Restructuring Support Agreement and/or the Intercompany DIP Loan Facility Agreement, as applicable;

(c)     each of the Plan Documents, including, without limitation, the Restructuring Support Agreement and Backstop Commitment Agreement, shall have been approved in accordance with the Restructuring Support Agreement (as applicable), shall not have been terminated, and shall remain in full force and effect;

(d)     the BCA Approval Order and the RSA Approval Order have not been stayed, modified, vacated, or reversed on appeal and are in full force and effect; and

(e)     the Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably satisfactory to the Debtor and the Requisite Noteholders.

9.2.     Conditions Precedent to Effective Date.

The following are conditions precedent to the Effective Date of the Plan:

(a)     the Restructuring Support Agreement and Backstop Commitment Agreement shall remain in full force and effect and the conditions to effectiveness of the Plan set forth in the Restructuring Support Agreement shall have been satisfied or waived by the Requisite Noteholders;

(b)     this Plan and the Plan Documents shall not have been amended or modified other than in a manner in form and substance consistent with the Restructuring Support Agreement and otherwise reasonably acceptable to the Debtor and the Requisite Noteholders;

(c)     the Confirmation Order, the BCA Approval Order, and the RSA Approval Order shall not have been stayed, modified, vacated, or reversed on appeal;

(d)     all actions, documents and agreements necessary to implement and consummate the Plan, including without limitation, entry into the Plan Documents and the Amended Organizational Documents, and the transactions and other matters contemplated thereby, shall have been effected or executed and delivered, and any conditions (other than the occurrence of the Effective Date or certification by the Debtor that the Effective Date has occurred) contained in any such documents and agreements shall have been satisfied or waived pursuant to the terms of such documents or agreements;

(e)     the conditions to effectiveness of the Backstop Commitment Agreement have been satisfied or waived in accordance with the terms thereof, and the Backstop Commitment Agreement is in full force and effect and binding on all parties thereto;

(f)     the conditions to effectiveness of the Exit Financing Facility Agreement have been satisfied or waived in accordance with the terms thereof, and the Exit Financing Facility Agreement is in full force and effect and binding on all parties thereto;

(g)     the Amended Organizational Documents shall have been filed with the appropriate governmental authority;

(h)     all governmental, regulatory, and third-party approvals and consents, including Bankruptcy Court approval, necessary in connection with the transactions contemplated by the Plan shall have been obtained, not be subject to unfulfilled conditions, and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent, or otherwise impose materially adverse conditions on such transactions;

(i)     [the agreement with RBS under the RBS Credit Facility is in full force and effect; and]

(j)     the Restructuring Support Agreement and the Backstop Agreement shall not have been terminated and shall be in full force and effect.

9.3.     Waiver of Conditions Precedent.

(a)     Except as otherwise provided herein, all actions required to be taken on the Effective Date shall take place and shall be deemed to have occurred simultaneously and no such action shall be deemed to have occurred prior to the taking of any other such action. Each of the conditions precedent in Section 9.1 and Section 9.2 of the Plan may be waived in writing by the Debtor with the prior written consent of the Requisite Noteholders, such consent not to be unreasonably withheld, without leave of or order of the Bankruptcy Court.

(b)     The stay of the Confirmation Order pursuant to Bankruptcy Rule 3020(e) shall be deemed waived by and upon the entry of the Confirmation Order, and the Confirmation Order shall take effect immediately upon its entry.

9.4.     Effect of Failure of a Condition.

If the conditions listed in Section 9.2 of the Plan are not satisfied or waived in accordance with Section 9.3 of the Plan on or before the first Business Day that is more than sixty (60) calendar days after the date on which the Confirmation Order is entered or by such later date as is reasonably acceptable to the Debtor and the Requisite Noteholders, in a notice filed with the Bankruptcy Court prior to the expiration of such period, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall (a) constitute a waiver or release of any Claims or Interests or any of the Debtor’s rights and claims, (b) prejudice in any manner the rights of any Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking by the Debtor, any of the Consenting Noteholders, or any other Entity.

ARTICLE X          EFFECT OF CONFIRMATION OF PLAN.

10.1.     Vesting of Assets.

On the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Debtor’s Estate shall vest in the Reorganized Debtor free and clear of all Claims, Interests, Liens, encumbrances, charges, and other interests, except as provided pursuant to the Plan, the Confirmation Order, or the Exit Financing Facility Agreement and related documents. On and after the Effective Date, the Reorganized Debtor may take any action, including, without limitation, the operation of its business; the use, acquisition, sale, lease, and disposition of property; and the entry into transactions, agreements, understandings, or arrangements, whether in or other than in the ordinary course of business, and execute, deliver, implement, and fully perform any and all obligations, instruments, documents, and papers or otherwise in connection with any of the foregoing, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules and in all respects as if there were no pending cases under any chapter or provision of the Bankruptcy Code, except as expressly provided herein. Without limiting the foregoing, the Reorganized Debtor may pay the charges that it incurs on or after the Effective Date for professional fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

10.2.     Binding Effect.

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code, and subject to the occurrence of the Effective Date, on and after the entry of the Confirmation Order, the Plan shall bind all holders of Claims and Interests and their respective successors and assigns, notwithstanding whether any such holders (a) were Impaired or Unimpaired under the Plan, (b) were deemed to accept or reject the Plan, (c) failed to vote to accept or reject the Plan, (d) voted to reject the Plan, or (e) received any distribution under the Plan.

10.3.     Discharge of Claims and Termination of Interests.

Upon the Effective Date and in consideration of the distributions to be made hereunder, except as otherwise expressly provided herein or in the Confirmation Order, each holder (as well as any representatives, trustees, or agents on behalf of each holder) of a Claim or Interest and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtor, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Interests, rights, and liabilities that arose prior to the Effective Date. Upon the Effective Date, all such Entities shall be forever precluded and enjoined, pursuant to section 524 of the Bankruptcy Code, from prosecuting or asserting any such discharged Claim or terminated Interest against the Debtor, the Reorganized Debtor, or any of their respective assets or property, whether or not such holder has filed a proof of claim and whether or not the facts or legal bases therefor were known or existed prior to the Effective Date.

10.4.     Term of Injunctions or Stays.

Unless otherwise provided herein or in a Final Order of the Bankruptcy Court, all injunctions or stays arising under or entered during the Chapter 11 Case under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

10.5.     Injunction against Interference with Plan.

Upon the entry of the Confirmation Order, all holders of Claims and Interests and all other parties in interest, along with their respective present and former affiliates, employees, agents, officers, directors, and principals, shall be enjoined from taking any action to interfere with the implementation of the Plan or the occurrence of the Effective Date, provided, that the foregoing shall not enjoin any Consenting Noteholder from exercising any of its rights or remedies under the Restructuring Support Agreement in accordance with the terms thereof.

10.6.    Plan Injunction.

(a)     Except as otherwise provided in this Plan, in the Plan Documents, or in the Confirmation Order, as of the entry of the Confirmation Order but subject to the occurrence of the Effective Date, all Entities who have held, hold, or may hold Claims or Interests are, with respect to any such Claim or Interest, permanently enjoined after the entry of the Confirmation Order from: (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative, or other forum) against or affecting, directly or indirectly, the Debtor, the Reorganized Debtor, the Estate, or the property of any of the foregoing, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the Entities mentioned in this subsection (i) or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including, without limitation, any prejudgment attachment), collecting, or otherwise recovering in any manner or by any means, whether directly or indirectly, any judgment, award, decree, or order against the Debtor, the Reorganized Debtor, the Estate, or the property of any of the foregoing, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the Entities mentioned in this subsection (ii) or any property of any such transferee or successor; (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtor, the Reorganized Debtor, or the Estate or any of its property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Entities mentioned in this subsection (iii) or any property of any such transferee or successor; (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of this Plan, and the Plan Documents, to the full extent permitted by applicable law; and (v) commencing or continuing, in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of this Plan and the Plan Documents; provided, that nothing contained herein shall preclude such Entities who have held, hold, or may hold Claims or Interests from exercising their rights and remedies, or obtaining benefits, pursuant to and consistent with the terms of this Plan and the Plan Documents; provided, further, that nothing contained herein shall enjoin any Consenting Noteholder from exercising any of its rights or remedies under the Restructuring Support Agreement in accordance with the terms thereof.

(b)     By accepting distributions under this Plan, each holder of an Allowed Claim or Interest will be deemed to have affirmatively and specifically consented to be bound by this Plan, including, without limitation, the injunctions set forth in this section.

10.7.    Releases.

(a)     Releases by the Debtor. As of the Effective Date, except for the rights and remedies that remain in effect from and after the Effective Date to enforce this Plan and the Plan Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Debtor and the implementation of the Restructuring, and except as otherwise provided in this Plan, the Plan Documents, or in the Confirmation Order, the Released Parties are deemed forever released and discharged by the Debtor, the Reorganized Debtor, and the Estate, in each case on behalf of themselves and their respective successors, assigns, and representatives and any and all other entities that may purport to assert any Cause of Action derivatively, by or through the foregoing entities, from any and all claims, interests, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, remedies, or liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtor, the Reorganized Debtor, or the Estate, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, or otherwise, that the Debtor, the Reorganized Debtor, or the Estate would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtor, the Chapter 11 Case, the purchase, sale, or rescission of the purchase or sale of any security of the Debtor or the Reorganized Debtor, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between the Debtor and any Released Party, the restructuring of any Claim or Interest before or during the Chapter 11 Case, the Restructuring Transactions, the negotiation, formulation, or preparation of the Disclosure Statement, the Intercompany DIP Loan Facility Agreement, the Restructuring Support Agreement, the Backstop Commitment Agreement, the Exit Financing Facility Agreement, and this Plan and related agreements, instruments, and other documents (including the Plan Documents), the solicitation of votes with respect to this Plan, the implementation of the Rights Offering, or any other act or omission, transaction, agreement, event, or other occurrence, other than claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud, gross negligence or willful misconduct.

(b)     Releases by Holders of Claims and Interests. As of the Effective Date, except for the rights and remedies that remain in effect from and after the Effective Date to enforce this Plan and the Plan Documents, for good and valuable consideration, the adequacy of which is hereby confirmed, including, without limitation, the service of the Released Parties to facilitate the reorganization of the Debtor and the implementation of the Restructuring, and except as otherwise provided in this Plan, the Plan Documents, or in the Confirmation Order, the Released Parties are deemed forever released and discharged by the (i) the holders of all Claims and Interests who vote to accept this Plan, (ii) holders of Claims or Interests that are Unimpaired under this Plan, where the applicable Claims or Interests have been fully paid or otherwise satisfied in accordance with this Plan, (iii) holders of Claims or Interests whose vote to accept or reject this Plan was solicited but who did not vote either to accept or to reject this Plan and did not opt out of granting the releases set forth herein, (iv) holders of Claims or Interests who voted to reject this Plan but did not opt out of granting the releases set forth herein, and (v) the Consenting Noteholders from any and all claims, interests, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, remedies, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtor, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity, or otherwise, that such holders or their affiliates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtor, the Chapter 11 Case, the purchase, sale, or rescission of the purchase or sale of any security of the Debtor or the Reorganized Debtor, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual arrangements between the Debtor and any Released Party, the restructuring of any Claim or Interest before or during the Chapter 11 Case, the Restructuring Transactions, the negotiation, formulation, or preparation of the Disclosure Statement, the Intercompany DIP Loan Facility Agreement, the Restructuring Support Agreement, the Backstop Commitment Agreement, the Exit Facility Agreement, and this Plan and related agreements, instruments, and other documents (including the Plan Documents), the solicitation of votes with respect to this Plan, the implementation of the Rights Offering, or any other act or omission, transaction, agreement, event, or other occurrence, other than claims or Causes of Action arising out of or related to any act or omission of a Released Party that is a criminal act or constitutes intentional fraud, gross negligence or willful misconduct.

10.8.     Exculpation.

To the extent permitted by applicable law, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any Claim, Interest, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, loss, remedy, or liability for any claim in connection with or arising out of the administration of the Chapter 11 Case; the negotiation and pursuit of the Intercompany DIP Loan Facility, the New Warrants, the Management Incentive Plan, the Backstop Commitment Agreement, the Disclosure Statement, the Restructuring Support Agreement, the Exit Financing Facility Agreement, the Restructuring Transactions, and this Plan (including the Plan Documents), or the solicitation of votes for, or confirmation of, this Plan; the funding of this Plan; the occurrence of the Effective Date; the administration of this Plan or the property to be distributed under this Plan; the conducting of the Rights Offering; the issuance of securities under or in connection with this Plan; or the transactions in furtherance of any of the foregoing; except for intentional fraud, gross negligence, or willful misconduct, but in all respects such entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to this Plan. The Exculpated Parties have acted in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of securities pursuant to this Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or such distributions made pursuant to this Plan, including the issuance of securities thereunder. This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations, and any other applicable law or rules protecting such Exculpated Parties from liability.

10.9.     Injunction Related to Releases and Exculpation.

The Confirmation Order shall permanently enjoin the commencement or prosecution by any Entity, whether directly, derivatively, or otherwise, of any Claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, losses, or liabilities released pursuant to this Plan, including, without limitation, the claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, and liabilities released or exculpated under this Plan.

10.10.   Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account, and conform to, the relative priority and rights of the Claims and Interests in each Class, including any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Debtor reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

10.11.   Retention of Causes of Action/Reservation of Rights.

Except as otherwise provided herein, including in Sections 10.5, 10.6, 10.7, 10.8, and 10.9 of the Plan, nothing contained in the Plan or the Confirmation Order shall be deemed to be a waiver or relinquishment of any rights, claims, Causes of Action, rights of setoff or recoupment, or other legal or equitable defenses that the Debtor had immediately prior to the Effective Date on behalf of the Estate or of itself in accordance with any provision of the Bankruptcy Code or any applicable nonbankruptcy law or any affirmative Causes of Action against any Entity. The Reorganized Debtor shall have, retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff or recoupment, and other legal or equitable defenses as fully as if the Chapter 11 Case had not been commenced, and all of the Debtor’s legal and equitable rights in respect of any Unimpaired Claim may be asserted after the Effective Date to the same extent as if the Chapter 11 Case had not been commenced; provided, however, that notwithstanding the foregoing, the Debtor and the Reorganized Debtor shall not retain any claims or Causes of Action released pursuant to Sections 10.5, 10.6, and 10.7 of the Plan against the Released Parties or Exculpated Parties or arising under chapter 5 of the Bankruptcy Code (except that such claims or Causes of Action may be asserted as a defense to a claim in connection with the claims reconciliation and objection procedures pursuant to section 502(d) of the Bankruptcy Code or otherwise).

10.12.   Ipso Facto and Similar Provisions Ineffective.

Except as otherwise agreed by the Requisite Noteholders or as otherwise expressly provided herein, any term of any prepetition policy, prepetition contract, or other prepetition obligation applicable to the Debtor shall be void and of no further force or effect with respect to the Debtor to the extent that such policy, contract, or other obligation is conditioned on, creates an obligation of the Debtor as a result of, or gives rise to a right of any entity based on any of the following: (i) the insolvency or financial condition of the Debtor; (ii) the commencement of the Chapter 11 Case; (iii) the confirmation or consummation of this Plan, including any change of control that will occur as a result of such consummation; or (iv) the execution, delivery or consummation of the Plan Documents or the Plan Supplement documents.

10.13.   Solicitation of Plan.

As of and subject to the occurrence of the Confirmation Date: (a) the Debtor shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including without limitation, sections 1125(a) and (e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation, and (b) the Debtor and its directors, officers, employees, affiliates, agents, financial advisors, investment bankers, professionals, accountants, and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore are not, and on account of such offer, issuance, and solicitation shall not be, liable at any time for any violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

10.14.   Corporate Action.

Upon the Effective Date, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including (a) those set forth in Section 5.11 of the Plan, (b) the selection of the managers, directors, and officers for the Reorganized Debtor, (c) the distribution or issuance of the Reorganized GulfMark Equity and the New Warrants, (e) the entry into the New Noteholder Warrant Agreement, (f) the entry into the New Existing Equity Warrant Agreement, (g) the entry into the Registration Rights Agreement, (h) the approval of the Rights Offerings, and (i) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date), in each case, in accordance with and subject to the terms hereof. All matters provided for in the Plan involving the corporate or limited liability company structure of the Debtor or the Reorganized Debtor, and any corporate or limited liability company action required by the Debtor or the Reorganized Debtor in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, managers, or officers of the Debtor or the Reorganized Debtor. On or (as applicable) before the Effective Date, the appropriate officers of the Debtor or the Reorganized Debtor, as applicable, shall be authorized and directed to issue, execute, and deliver the agreements, documents, securities, and instruments, certificates of merger, certificates of conversion, certificates of incorporation, or comparable documents, or franchise tax reports contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtor, including, but not limited to, (i) the Amended Organizational Documents, (ii) the New Noteholder Warrant Agreement, (iii) the New Existing Equity Warrant Agreement, (iv) the Exit Financing Facility Agreement, and (v) any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Section 10.14 shall be effective notwithstanding any requirements under non-bankruptcy law.

ARTICLE XI        RETENTION OF JURISDICTION.

11.1.     Retention of Jurisdiction.

On and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising in, arising under, and related to the Chapter 11 Case for, among other things, the following purposes:

(a)     to hear and determine motions for the assumption or rejection of executory contracts or unexpired leases, including Assumption Disputes, and the allowance, classification, priority, compromise, estimation, or payment of Claims resulting therefrom;

(b)     to determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the Confirmation Date;

(c)     to ensure that distributions to holders of Allowed Claims are accomplished as provided for in the Plan and Confirmation Order and to adjudicate any and all disputes arising from or relating to distributions under the Plan;

(d)     to hear and determine all disputes arising from or related to any determination by the Debtor in its reasonable discretion with respect to the acceptance, non-acceptance or rejection of any U.S. Citizen Affidavit as reasonable proof in establishing that any person otherwise entitled to shares of New Common Stock under this Plan is a U.S. Citizen under the Jones Act;

(e)     to consider the allowance, classification, priority, compromise, estimation, or payment of any Claim, including any Administrative Expense Claim;

(f)     to enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(g)     to issue and enforce injunctions, enter and implement other orders, and take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation, implementation, or enforcement of the Plan, the Confirmation Order, or any other order of the Bankruptcy Court;

(h)     to hear and determine any application to modify the Plan in accordance with section 1127 of the Bankruptcy Code, to remedy any defect or omission or reconcile any inconsistency in the Plan, or any order of the Bankruptcy Court, including the Confirmation Order, in such a manner as may be necessary to carry out the purposes and effects thereof;

(i)     to hear and determine all Fee Claims;

(j)     to adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

(k)     to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Plan Documents, or the Confirmation Order, or any agreement, instrument, or other document governing or relating to any of the foregoing;

(l)     to take any action and issue such orders, including any such action or orders as may be necessary after entry of the Confirmation Order, as may be necessary to construe, interpret, enforce, implement, execute, and consummate the Plan;

(m)     to determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(n)     to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code (including any requests for expedited determinations under section 505(b) of the Bankruptcy Code);

(o)     to hear, adjudicate, decide, or resolve any and all matters related to Article X of the Plan, including, without limitation, the releases, discharge, exculpations, and injunctions issued thereunder;

(p)     to resolve disputes concerning Disputed Claims;

(q)     to hear and determine any other matters related hereto and not inconsistent with the Bankruptcy Code and title 28 of the United States Code;

(r)     to enter final decrees closing the Chapter 11 Case;

(s)     to adjudicate any and all disputes arising from or relating to distributions under the Plan;

(t)     to resolve disputes as to the ownership of any Claim or Interest;

(u)     to recover all assets of the Debtor and property of the Estate, wherever located;

(v)     to resolve any disputes concerning whether an Entity had sufficient notice of the Chapter 11 Case, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Case, any bar date established in the Chapter 11 Case, or any deadline for responding or objecting to the amount of a Cure, in each case, for the purpose of determining whether a Claim or Interest is discharged hereunder or for any other purpose;

(w)     to hear and determine any rights, claims, or Causes of Action held by or accruing to the Debtor pursuant to the Bankruptcy Code or pursuant to any federal statute or legal theory; and

(x)     to hear and resolve any dispute over the application to any Claim of any limit on the allowance of such Claim set forth in sections 502 or 503 of the Bankruptcy Code, other than defenses or limits that are asserted under non-bankruptcy law pursuant to section 502(b)(1) of the Bankruptcy Code.

11.2.    Courts of Competent Jurisdiction.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising out of the Plan, such abstention, refusal, or failure to exercise jurisdiction shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

ARTICLE XII          MISCELLANEOUS PROVISIONS.

12.1.    Payment of Statutory Fees.

On the Effective Date and thereafter as may be required, the Reorganized Debtor shall pay all fees due and payable pursuant to section 1930(a) of title 28 of the United States Code for the Debtor’s case, or until such time as a final decree is entered closing the Debtor’s case, a Final Order converting the Debtor’s case to a case under chapter 7 of the Bankruptcy Code is entered, or a Final Order dismissing the Debtor’s case is entered.

12.2.    Substantial Consummation of the Plan.

On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

12.3.    Plan Supplement.

The Plan Supplement shall be filed with the Bankruptcy Court not later than seven (7) calendar days prior to the Voting Deadline. Documents included in the Plan Supplement shall be posted at the website of the Debtor’s notice, claims, and solicitation agent.

12.4.    Request for Expedited Determination of Taxes.

The Debtor shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Petition Date through the Effective Date.

12.5.    Exemption from Certain Transfer Taxes.

Pursuant to section 1146 of the Bankruptcy Code, (a) the issuance, transfer or exchange of any securities, instruments or documents, (b) the creation of any Lien, mortgage, deed of trust, or other security interest, (c) the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, pursuant to, in furtherance of, or in connection with the Plan, including, without limitation, any deeds, bills of sale, or assignments executed in connection with any of the transactions contemplated under the Plan or the revesting, transfer, or sale of any real or personal property of the Debtor pursuant to, in implementation of or as contemplated in the Plan, (d) the grant of collateral under the Exit Financing Facility Agreement, and (e) the issuance, renewal, modification, or securing of indebtedness by such means, and the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including, without limitation, the Confirmation Order, shall not be subject to any document recording tax, stamp tax, conveyance fee, or other similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, sales tax, use tax, or other similar tax or governmental assessment. Consistent with the foregoing, each recorder of deeds or similar official for any county, city, or governmental unit in which any instrument hereunder is to be recorded shall, pursuant to the Confirmation Order, accept such instrument without requiring the payment of any filing fees, documentary stamp tax, deed stamps, stamp tax, transfer tax, intangible tax, or similar tax.

12.6.     Amendments.

(a)     Plan Modifications. Subject to the terms of the Restructuring Support Agreement and the Intercompany DIP Loan Facility Agreement, (i) the Debtor reserves the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code, and (ii) after entry of the Confirmation Order, the Debtor may, upon order of the Bankruptcy Court, amend, modify, or supplement the Plan in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, in each case without additional disclosure pursuant to section 1125 of the Bankruptcy Code.

(b)     Other Amendments. Subject to the terms of the Restructuring Support Agreement and the Intercompany DIP Loan Facility Agreement, before the Effective Date, the Debtor may make appropriate technical adjustments and modifications to the Plan and the documents contained in the Plan Supplement to cure any non-substantive ambiguity, defect (including any technical defect), or inconsistency without further order or approval of the Bankruptcy Court.

12.7.     Effectuating Documents and Further Transactions.

Each of the officers of the Reorganized Debtor is authorized, in accordance with his or her authority under the resolutions of the applicable board of directors or managers (on terms materially consistent with the Plan), to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

12.8.    Revocation or Withdrawal of Plan.

Subject to the terms of the Restructuring Support Agreement, the Debtor reserves the right to revoke or withdraw the Plan prior to the Effective Date. If the Plan has been revoked or withdrawn prior to the Effective Date, or if confirmation or the occurrence of the Effective Date does not occur on the Effective Date, then: (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan (including the fixing of or limiting to an amount of any Claim or Interest or Class of Claims or Interests), assumption of executory contracts or unexpired leases affected by the Plan, and any document or agreement executed pursuant to the Plan shall be deemed null and void; and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claim by or against, or any Interest in, the Debtor or any other Entity, (ii) prejudice in any manner the rights of the Debtor or any other Entity, or (iii) constitute an admission of any sort by the Debtor, any of the Consenting Noteholders, or any other Entity. This provision shall not modify or otherwise alter the rights of the Consenting Noteholders or the Debtor, as set forth in the Restructuring Support Agreement, in respect of any such revocation or withdrawal.

12.9.    Severability of Plan Provisions.

If, before the entry of the Confirmation Order, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtor, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is (a) valid and enforceable pursuant to its terms, (b) integral to the Plan and may not be deleted or modified without the consent of (x) the Debtor or the Reorganized Debtor (as the case may be), (y) the Requisite Noteholders, and (z) solely to the extent provided for in the Intercompany DIP Loan Facility Agreement, DNB; and (c) not severable and mutually dependent.

12.10.     Governing Law.

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit hereto or a schedule in the Plan Supplement or a Definitive Document provides otherwise, the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws thereof other than section 5-1401 and section 5-1402 of the New York General Obligations Law.

12.11.     Time.

In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

12.12.     Dates of Actions to Implement the Plan.

In the event that any payment or act under the Plan is required to be made or performed on a date that is on a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

12.13.     Immediate Binding Effect.

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and Plan Supplement shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtor, the holders of Claims and Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), the Released Parties, the Exculpated Parties and each of their respective successors and assigns, including, without limitation, the Reorganized Debtor.

12.14.     Deemed Acts.

Subject to and conditioned on the occurrence of the Effective Date, whenever an act or event is expressed under the Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred without any further act by any party, by virtue of the Plan and the Confirmation Order.

12.15.     Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor, or permitted assign, if any, of each Entity.

12.16.     Entire Agreement.

On the Effective Date, the Plan, the Plan Supplement, and the Confirmation Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

12.17.     Exhibits to Plan.

All exhibits, schedules, supplements, and appendices to the Plan (including the Plan Supplement) are incorporated into and are a part of the Plan as if set forth in full herein.

12.18.     Notices.

All notices, requests, and demands to or upon the Debtor to be effective shall be in writing (including by electronic or facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

(a)           if to the Debtor or the Reorganized Debtor:

GulfMark Offshore, Inc.
842 West Sam Houston Parkway North
Suite 400
Houston, Texas 77024

Attn:     Cindy Muller
Email:     cindy.muller@gulfmark.com

Facsimile: [(   )         ]

-and-

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attn:       Gary T. Holtzer and Ronit J. Berkovich

Email:     gary.holtzer@weil.com and ronit.berkovich@weil.com
Facsimile: (212) 310-8007

(b)          If to the Consenting Noteholders, to:

Milbank, Tweed, Hadley & McCloy LLP

28 Liberty Street

New York, New York 10005-1413

Attn:   Evan R. Fleck and Nelly Almeida

E-mail:    efleck@milbank.com and nalmeida@milbank.com
Facsimile: (212) 822-5567

After the Effective Date, the Debtor have authority to send a notice to Entities providing that, to continue to receive documents pursuant to Bankruptcy Rule 2002, they must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002, provided, that the U.S. Trustee need not file such a renewed request and shall continue to receive documents without any further action being necessary. After the Effective Date, the Debtor and the Reorganized Debtor, as applicable, are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to the U.S. Trustee, and to those Entities who have filed such renewed requests.

Dated:      May [●], 2017

Respectfully submitted,

GulfMark Offshore, Inc.

By:
Name: [●] Title: [●]

Exhibit 1

Restructuring Support Agreement

[Separately Filed]